Execution Version

ASSET PURCHASE AGREEMENT

dated as of

July 28, 2017

by and among

REALPAGE, INC.
as Parent

RP NEWCO XXII LLC
as Buyer

ON-SITE MANAGER, INC.,
RELOCATION SERVICES, INC.,
and
ON-SITE DATA, INC.
as Sellers

EACH OF THE SELLER OWNERS LISTED ON THE SIGNATURE PAGES HERETO,
as Seller Owners

ON-SITE PLANT, LP,
solely for purposes of Sections 5.11 and 7.3(g) hereof

and

JONATHAN HARRINGTON
in his capacity as Sellers Representative

i

(Continued)

(Continued)

Exhibits
Exhibit A	Sample Working Capital Statement
Exhibit B	Applicable Accounting Principles
Exhibit C-1	Forms of Transfer Documents – Bill of Sale
Exhibit C-2	Forms of Transfer Documents – Assignment and Assumption Agreement
Exhibit C-3	Forms of Transfer Documents – Assignment of Intellectual Property
Exhibit C-4	Forms of Transfer Documents – Patent and Trademark Assignments
Exhibit D	Form of Lease Agreement
Exhibit E-1	Form of Significant Owner Agreement
Exhibit E-2	Form of Seller Non-Competition Agreement
Exhibit F	Forms of Employment Agreements
Exhibit G	Form of Consulting Agreement
Exhibit H	Form of Independent Contractor Agreement
Exhibit I	Insurance Policy Information

(Continued)

Schedules

Schedule 1.1(a)	Applicable Jurisdictions for Buyer State Income Tax Liability
Schedule 1.1(c)	Persons for “Knowledge of the Sellers”
Schedule 2.1(a)(i)	Assumed Contracts
Schedule 2.1(a)(x)	Domain Names
Schedule 2.1(b)(vi)	Excluded Contracts
Schedule 2.1(b)(vii)	Excluded Property
Schedule 2.1(b)(xi)	Other Excluded Assets
Schedule 2.2(b)(ii)	Payoff Indebtedness
Schedule 2.2(b)(vi)	Significant Owners
Schedule 2.2(b)(viii)	Third Party Consents
Schedule 2.2(b)(xi)	Intercompany and Intracompany Agreements
Schedule 3.1	Corporate Organization
Schedule 3.3	No Conflict; Required Filings and Consents
Schedule 3.4	Shares
Schedule 3.5	Capitalization
Schedule 3.6	Third-Party Ownership Interests; Subsidiaries
Schedule 3.7	Financial Statements; No Undisclosed Liabilities
Schedule 3.8	Absence of Certain Changes or Events
Schedule 3.9	Compliance with Law; Permits
Schedule 3.10	Litigation
Schedule 3.11	Employee Benefit Plans
Schedule 3.12	Labor and Employment Matters
Schedule 3.13	Title to, Sufficiency and Condition of Assets
Schedule 3.14	Real Property
Schedule 3.15	Intellectual Property
Schedule 3.16	Taxes
Schedule 3.17	Pre-Closing Environmental Liabilities
Schedule 3.18	Material Contracts
Schedule 3.19	Affiliate Interests and Transactions
Schedule 3.20	Insurance
Schedule 3.21	Privacy and Security
Schedule 3.22	Customers and Suppliers
Schedule 3.23	Brokers
Schedule 3.24	No Competitor Technology; No Violation of Agreements with Certain Competitors
Schedule 5.1	Exceptions to “Conduct of Business Prior to Closing”
Schedule 5.5	Exceptions to “Released Matters”
Schedule 7.3(j)	Termination of Certain Intercompany Agreements

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT, dated as of July 28, 2017 (this “Agreement”), is entered into by and among On-Site Manager, Inc., a California corporation (the “Company”), Relocation Services, Inc., a Wyoming corporation (“Relocation Services”), On-Site Data, Inc., a Wyoming corporation (“On-Site Data,” and together with the Company and Relocation Services, the “Sellers,” and each a “Seller”), On-Site Plant LP, a California limited partnership (“On-Site Plant”), solely for purposes of Sections 5.11 and 7.3(g) hereof, Thomas E. Harrington, an individual (“TH”), Jonathan T. Harrington, an individual (“JH”), the Harrington Family Trust FBO Jonathan T. Harrington (“HF-JTH Trust”), the Harrington Family Trust FBO Robin C. Quill (“HF-RCQ Trust”), the Harrington Family Trust FBO Katherine M. Harrington (“HF-KMH Trust”), Katherine M. Harrington (“KH”), Robin Quill (“RQ”), Scott Jones (“SJ”), Monte Jones (“MJ”), Kathy Arsenault (“KA,” and together with TH, JH, HF-JTH Trust, HF-RCQ Trust, HF-KMH Trust, KH, RQ, SJ and MJ, the “Seller Owners,” and each a “Seller Owner”), Jonathan Harrington, in his capacity as the Sellers Representative hereunder, RealPage, Inc., a Delaware corporation (“Parent”), and RP Newco XXII LLC (the “Buyer”), a Delaware limited liability company and wholly owned subsidiary of Parent (collectively, with Parent, the “Buyer Parties” and each individually a “Buyer Party”). Sellers and the Seller Owners may be referred to herein collectively as the “Seller Parties,” or individually as a “Seller Party.”
RECITALS
A.    Sellers have engaged and currently engage in the development and commercialization of an online rental housing leasing platform and related software used by property managers and renters, including, without limitation, tenant screening, lead management, marketing automation, website creation and hosting, online profile management and search engine optimization, rental applications, automated leasing documentation and file management, rental payments, lease renewals, tenant service requests (including, without limitation, moving and maintenance services), custom community and property video production, pricing and security deposit alternatives and renters’ insurance (the “Business”).
B.    Buyer desires to purchase the Purchased Assets (as defined below) and assume the Assumed Liabilities (as defined below) from Sellers, and Sellers desire to sell to Buyer the Purchased Assets and transfer to Buyer the Assumed Liabilities, upon the terms and subject to the conditions set forth in this Agreement.
C.    Concurrently with the execution and delivery of this Agreement and as a condition to the willingness of the Buyer to enter into this Agreement, the Seller Owners and Sellers have entered into agreements with the Buyer, substantially in the forms set forth on Exhibit E-1 and Exhibit E-2, as applicable, pursuant to which such Persons have agreed, among other things, to certain non-competition, non-solicitation and no-hire restrictions (collectively, the “Significant Owner Agreements”).
D.    The parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated herein and to prescribe certain conditions to the transactions contemplated herein.
AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms. For purposes of this Agreement:
“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person For purposes of this Agreement, each of TH, JH, HF-JTH Trust, HF-RCQ Trust, HF- KMH Trust, KH and RQ shall be deemed to be “Affiliates” of one another.
“Ancillary Agreements” means the Employment Agreements, the Consulting Agreement, the Significant Owner Agreements, the Lease Agreement, the Independent Contractor Agreements, the Transfer Documents, and all other agreements, documents, certificates, schedules and instruments required to be delivered by any party pursuant to this Agreement.
“Available Cash” means, as of a specified date, the total Cash and Cash Equivalents as reflected on the balance sheet of the Company and its Subsidiaries minus Restricted Cash.
“Brokers’ and Finders’ Fees Liabilities” means any Liabilities related to a breach of Section 3.23 or any matter disclosed in a Schedule qualifying that Section.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.
“Business Intellectual Property” means any and all Intellectual Property, including Company Registered Intellectual Property, owned (in whole or in part) or purported to be owned (in whole or in part) by, licensed to or otherwise controlled by, or purported to be licensed to or otherwise controlled by, any Seller Party that is related to or used in, or developed for use or held for use in connection with, the Business.
“Buyer State Income Tax Liability” means 50% of the amount of any income, franchise or similar tax imposed at the Company-level by any state or local jurisdiction within the United States (including, for the avoidance of doubt, the Texas “margin” tax and the New York MTA surcharge) on the portion of the Company’s net gain (or similar measure as required by the specific tax jurisdiction) (1) that is apportioned to such state or local jurisdiction and (2) that directly and only relates to the sale of Purchased Assets by the Company to Buyer pursuant to this Agreement. For the avoidance of doubt, (i) Buyer State Income Tax Liability shall not include, and Buyer shall have no obligation under Section 6.2 or Section 8.3 to any Seller Party (other than the Company) with respect to, any income, franchise or similar Tax liability imposed on any Seller Party (other than the Company) by any state or local jurisdiction within the United States; (ii) in the case of any income, franchise or similar Tax that is imposed on the Company and another Seller Party on an affiliated, consolidated, combined, unitary or similar basis, the Buyer State Income Tax Liability shall be calculated as though the Company was subject to such income, franchise or similar Tax on a stand-alone basis; (iii) the amount that is apportioned to any state or local jurisdiction within the United States and that is directly attributable to the sale of the Purchased Assets by the Company to Buyer pursuant to this Agreement shall be determined without regard to any payment made by Buyer or any of its Affiliates under this Agreement with respect to the Buyer State Income Tax Liability; (iv) Buyer State Income Tax Liability shall not include any income, franchise or similar Tax that is borne directly by the Seller Owners rather than the Company; (v) Buyer State Income Tax Liability shall be calculated based on an assumption that the Company qualifies as an “S corporation” for purposes of any state or local jurisdiction where an election has been filed with the intent to treat the Company as an “S corporation” (regardless of whether such election was invalid or has otherwise been terminated), and shall not be increased if any such election was invalid or has otherwise been terminated; (vi) no Tax imposed by any state or local taxing jurisdiction other than the state and local taxing jurisdictions listed on Schedule 1.1(a) shall be taken into account in the calculation of the Buyer State

Income Tax Liability; and (vii) no U.S. federal income taxes or Transfer Taxes shall be included in the calculation of the Buyer State Income Tax Liability.
“Capture the Market Agreement” means that certain Asset Purchase Agreement by and among the Company, on the one hand, and Video Solution Worx, Ltd. Dba Capture The Market, a Texas Limited Partnership, (iii) CTM Video Marketing, LLC, a Texas limited liability company, (iv) Land Video Solutions Worx, LLC, a Texas Limited Partnership, (v) Ocean Video Worx, Ltd., a Texas Limited Partnership, (vi) Kimberly Scott; (vii) Janet Settle; and (viii) Wade B. Yeaman, on the other hand.
“Cash” means, as at a specified date, the aggregate amount of all cash and Cash Equivalents of the Company and its Subsidiaries required to be reflected as cash or Cash Equivalents on a consolidated balance sheet of the Company and its Subsidiaries as of such date prepared in accordance with GAAP, net of (i) any outstanding checks, wires and bank overdrafts of the Company or its Subsidiaries and (ii) any amounts relating to credit card receivables or Restricted Cash, in each case whether or not required to be reported as such under GAAP.
“Cash Equivalents” means, as at a specified date, the aggregate amount of all cash equivalents and liquid investments of the Company and its Subsidiaries, including readily marketable equity securities, government guaranteed debt obligations, time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank and commercial paper and variable or fixed rate notes.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act.
“Company Licensed Intellectual Property” means all Intellectual Property that the Company or the Subsidiaries are licensed or otherwise permitted by other Persons to use, except for Standard Software.
“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any of its Subsidiaries.
“Company Registered Intellectual Property” means all registered Marks, issued Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned or purported to be owned (in whole or in part) by the Company or any of its Subsidiaries.
“Competition Law” means any Law that prohibits, restricts or regulates actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Consulting Agreement” means the consulting agreement to be entered into between Buyer and Jonathan Harrington, substantially in the form set forth on Exhibit G.
“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Data Room” means the virtual data site maintained on behalf of the Company at https://dataroom.ansarada.com/Vista.Point.Advisors containing documents relating to the Company and its Subsidiaries on and as of the date of this Agreement.
“Debt Payoff Letter” means each payoff letter duly executed by a holder of Payoff Indebtedness and delivered to the Buyer at least two Business Days prior to the Closing, each in form and substance reasonably acceptable to the Buyer, in which the payee agrees that upon payment of the amount specified in such payoff letter: (i) all outstanding obligations of the Company and its Subsidiaries arising under or related to the applicable Payoff Indebtedness shall be repaid, discharged and extinguished in full; (ii) all Encumbrances in connection therewith shall be released; (iii) the payee shall take all actions reasonably requested by the Buyer to evidence and record such discharge and release as promptly as practicable; and (iv) the payee shall return to the Company and its Subsidiaries all instruments evidencing the applicable Payoff Indebtedness (including all notes) and all collateral securing the applicable Payoff Indebtedness.
“DepositIQ” means DepositIQ & RentersIQ Insurance Agency, LLC, a Delaware limited liability company.
“Domains” means all registrations for Internet domain names and the corresponding Internet uniform resource locator addresses.
“Employment Agreements” mean the employment agreements, substantially in the forms set forth on Exhibit F, to be entered into between the Buyer or Parent and each of Monte Jones and Scott Jones.
“Employment Arrangement” means an offer letter providing for post-Closing employment with the Buyer, in form and substance reasonably satisfactory to the Buyer.
“Encumbrance” means any charge, claim, limitation, condition, mortgage, lien, option, pledge, security interest, easement, encroachment or restriction of any kind, including any restriction on transfer or assignment, or restriction relating to use, quiet enjoyment, voting, receipt of income or exercise of any other attribute of ownership, provided, however, that “Encumbrance” shall not include a non-exclusive license of Intellectual Property entered into by Seller in the ordinary course of business consistent with past practice.
“Enterprise Value” means $250,000,000.
“Environmental Laws” means any Laws of any Governmental Authority relating to (i) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances, or (iii) pollution or protection of the environment, health, safety or natural resources.
“Environmental Permits” means all Permits required under any Environmental Law.
“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Estimated Purchase Price” means (i) the Enterprise Value, minus (ii) the Payoff Indebtedness, minus (iii) the Estimated Working Capital Adjustment, if any, minus (iv) the Holdback Amount, minus (v) the Transaction Expenses of the Sellers to be paid at Closing, minus (vi) the Expense Fund Contribution minus (vii) the Revenue True-Up Amount, if any.
“Estimated Working Capital Adjustment” means the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital.
“Expense Fund Contribution” means $150,000.
“FCRA Litigation Matters” means those matters described in Items 4 through 7 of Schedule 3.10 of the Disclosure Schedules.
“Flow-Through Income Tax Returns” means Tax Returns reporting income of the Company that is allocable to and reportable as income of the Seller Owners under applicable Tax Law, which for the avoidance of doubt includes the S corporation federal and state income Tax Returns of the Company.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.
“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).
“Hazardous Substances” means (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, CERCLA, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) lead, polychlorinated biphenyls, asbestos and radon, and (v) any other pollutant or contaminant.
“Holdback Amount” means an amount in cash equal to $24,000,000.
“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.
“Inbound License Agreements” means all Contracts (other than Contracts relating to Standard Software) granting to the Company or any of its Subsidiaries any license or any other right under or with respect to any Intellectual Property owned by a third party.
“Indebtedness” means, without duplication (but before taking into account the consummation of the transactions contemplated hereby) the following: (i) the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) all indebtedness for borrowed money of the Company and its Subsidiaries, and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (ii) all obligations under capitalized leases with respect to which the Company or any of its Subsidiaries is liable, determined on a consolidated basis in accordance with GAAP; (iii) all liabilities upon which interest charges are customarily paid (excluding, for the avoidance of doubt, trade payables and accrued liabilities incurred in the ordinary course of business consistent with past practice); (iv) any amounts for the deferred purchase price of goods and services, including any earn-out liabilities associated with past acquisitions; and (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which the Company or any of its Subsidiaries is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.
“Independent Contractor Agreements” means the agreements, or amendments to an existing agreement, substantially in the form set forth on Exhibit H, to be entered into between the Buyer and each of Joseph Green, Shaun Davis, Jester Young, Rob Roberts/DataFast Software and Ann Baji.
“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks, service marks, trade dress and other indicia of origin, all registrations and applications for all of the foregoing, including all extensions, modifications and renewals thereof and all goodwill associated with all of the foregoing (collectively, “Marks”); (ii) patents and patent applications, including amendments, certificates of correction, counterparts, continuations, continuations-in-parts, divisionals, extensions, non-provisionals, provisionals, reexaminations, reissues, renewals, reviews and substitutions thereof (collectively, “Patents”); (iii) works of authorship (including software), copyrights therein and thereto, and all registrations and applications for all of the foregoing, including all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (iv) trade secrets and know-how, including processes and processing instructions, technical data, specifications, research and development information, product roadmaps, customer lists and any other information, in each case, to the extent any of the foregoing derives independent economic value (actual or potential) from not being generally known to, or not readily ascertainable through proper means by, other Persons, but excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.
“Knowledge of the Sellers” means the knowledge of the Persons listed on Schedule 1.1(c) and such knowledge as would be imputed to such persons upon due inquiry.
“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.
“Lease Agreement” means an agreement, substantially in the form set forth on Exhibit D, providing for the lease to Buyer or an Affiliate of Buyer designated by Buyer of the lease for the property located at 307 Orchard City Drive Campbell, CA 95008.
“Leased Real Property” means all real property leased, subleased or licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
“Liabilities” shall mean any liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liabilities for Taxes.
“Litigation Obligations” means any matters or Liabilities related to a breach of Section 3.10 or any matters disclosed in Schedule 3.10 of the Disclosure Schedule.
“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, considered together with all other events, changes, circumstances, occurrences or effects, (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of any Person and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such Person (or, in the case of the Company and its Subsidiaries, the Sellers) to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so, other than any event, change, circumstance, occurrence, effect, result or state of facts resulting from (A) general changes or developments in any of the industries in which such Person or any of its Subsidiaries operates or (B) changes in global, national, or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial markets, provided, that, in each case, the impact thereof is not disproportionately adverse to such Person and its Subsidiaries, taken as a whole, as compared to the adverse impact on the competitors of such Person and its Subsidiaries.
“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) calculated in the manner set forth on the Sample Working Capital Statement and equal to (i) the consolidated current assets of the Company and its Subsidiaries, minus (ii) the consolidated current liabilities of the Company and its Subsidiaries, in each case before taking into account the consummation of the transactions contemplated hereby, and calculated in accordance with GAAP applied on a basis consistent with the preparation of the April 2017 Balance Sheet, subject to the Applicable Accounting Principles; provided, however, that for the avoidance of doubt, (x) Net Working Capital shall exclude (1) any amounts included in Available Cash, Restricted Cash, Indebtedness, Transaction Expenses to the extent such amounts are reflected in the calculation of the Purchase Price (to avoid any double-counting with any other adjustments) and (2) deferred Tax assets and deferred Tax liabilities, and (y) accrued sales taxes shall be excluded from the calculation of the consolidated current liabilities of the Company and its Subsidiaries.

“On-Site Labs” means On-Site Labs, Inc., a California corporation.
“Open Source Materials” means any software that is licensed, distributed or conveyed under a Contract that requires as a condition of its use, modification or distribution that such software, or other software into which such software is incorporated or with which such software is distributed or that is derived from such software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract, including software licensed under the Common Development and Distribution License (CDDL), GNU’s General Public License (GPL), GNU’s Lesser General Public License (LGPL), GNU’s Affero General Public License (AGPL), Mozilla Public License, Common Public License (CPL), Sun Public License (SPL) and any license listed at www.opensource.org.
“Option” means an outstanding option as of the date of this Agreement to purchase shares of Common Stock, all of which options, together with their respective holder, exercise price, vesting schedule, issue date and expiration date, are set forth on Schedule 3.5(a) of the Disclosure Schedules.
“Option Holder” means a Person that holds one or more Options, as of the date hereof.
“Organizational Documents” of an entity means such entity’s (i) certificate of incorporation, certificate of formation or certificate of limited partnership, and (ii) bylaws, operating agreement or limited partnership agreement, or, in each case, any equivalent organizational documents.
“Orrick” means Orrick, Herrington & Sutcliffe LLP.
“Orrick Records” means all documents and papers in the files of Orrick relating to this Agreement, any Ancillary Agreements, the transactions contemplated hereby and thereby, and any and all documents and papers in Orrick’s files relating to any prior representation of the Company with respect to any Excluded Assets or Excluded Liabilities, as well as any correspondence between Orrick and any of the Sellers’ shareholders, officers, directors, employees and other agents or any of the Seller Owners and all attorney work-product regarding this Agreement, any Ancillary Agreements, and the transactions contemplated hereby and thereby.
“Outbound License Agreements” means all Contracts under which the Company or any of its Subsidiaries grants to a third party a license or any other rights under or with respect to any Intellectual Property.
“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Personal Data” means any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual (including, but not limited to, name, address, telephone number, email address, social security number, bank account number, driver’s license number, credit card number, credit history and criminal history).
“Pre-Closing Taxes” means (i) any and all Taxes of the Seller Parties for any Tax Period (other than Transfer Taxes), (ii) any and all Taxes with respect to the Business or the Purchased Assets for any Pre-Closing Tax Period and, in the case of any Straddle Period, attributable to the portion of such Straddle Period ending on and including the Closing Date (determined in the manner described in Section 6.1), (iii) any and all Taxes of On-Site Labs for any Pre-Closing Tax Period and, in the case of any Straddle Period, attributable to the portion of such Straddle Period ending on and including the Closing Date (determined in the manner described in Section 6.1), (iv) any and all Taxes of DepositIQ for any Pre-Closing Tax Period and, in the case of any Straddle Period, attributable to the portion of such Straddle Period ending on and including the Closing Date (determined in the manner described in Section 6.1), (v) any and all Taxes imposed on On-Site Labs or DepositIQ pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of applicable Law as a result of On-Site Labs or DepositIQ having been a member of an affiliated, consolidated or combined group prior to the Closing; (vi) any and all Taxes arising out of or relating to any breach of, or inaccuracy in, any representation or warranty contained in Section 3.16 or any Seller Party’s breach of any covenants in Article VI; and (vii) the Seller’s portion of Transfer Taxes pursuant to Section 6.5. Notwithstanding the foregoing and anything to the contrary in this Agreement, Pre-Closing Taxes shall not include, and Buyer will be liable for, (i) any Taxes imposed on On-Site Labs or DepositIQ as a result of an election made by the Buyer under Code Section 338 or under any comparable provisions of any other state, local or foreign laws with respect to the transactions contemplated by this Agreement or (ii) any Taxes resulting from any transactions occurring on the Closing Date after the Closing that are outside the ordinary course of business (other than as explicitly contemplated by this Agreement) and that are consummated at the direction of the Buyer, or (iii) any Taxes that were taken into account as a current liability in the calculation of Net Working Capital.
“Pre-Closing Tax Period” means any Tax taxable period ending on or before the Closing Date.
“Procopio” means Procopio, Cory, Hargreaves & Savitch LLP.
“Procopio Records” means all documents and papers in the files of Procopio relating to this Agreement, any Ancillary Agreements, the transactions contemplated hereby and thereby, and any and all documents and papers in Procopio’s files relating to any prior representation of the Company with respect to any Excluded Assets or Excluded Liabilities, as well as any correspondence between Procopio and any of the Seller’s shareholders, officers, directors, employees and other agents or any of the Seller Owners and all attorney work-product regarding this Agreement, any Ancillary Agreements, and the transactions contemplated hereby and thereby.
“Purchase Price” means (i) the Estimated Purchase Price as adjusted in accordance with Section 2.4 plus (ii) any amounts paid to the Sellers out of the Holdback Amount.
“Related Party,” with respect to any specified Person, means (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate, (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person, (iii) any Immediate Family member of a Person described in clause (ii), or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than five percent of the outstanding equity or ownership interests of such specified Person.
“Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).
“Remediation” means (i) any remedial action, remedy, response or removal action as those terms are defined in 42 U.S.C. § 9601, (ii) any corrective action as that term has been construed pursuant to 42 U.S.C. § 6924, and (iii) any measures or actions required or undertaken to investigate, assess, evaluate, monitor, or otherwise delineate the presence or Release of any Hazardous Material in or into the environment or to prevent, clean up or minimize a Release or threatened release of Hazardous Materials.
“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.
“Restricted Cash” means all Cash and Cash Equivalents that are not freely useable and available to the Company because they are subject to restrictions, limitations or taxes on use or distribution either by contract or for regulatory or legal purposes, or that constitute Cash and Cash Equivalents that are from customers in advance, are being held on behalf of customers and represent a liability to such customer (including any Cash in any DepositIQ accounts).
“Sales Tax Claims” means claims properly made by Buyer pursuant to Article VIII hereof for sales and use Taxes that are required to be paid by Buyer on behalf of any of the Sellers after the Closing Date as a result of any Seller’s failure to pay such sales and use Taxes prior to the Closing Date in states where it was otherwise required to do so.
“Sample Working Capital Statement” means the sample calculation of the Closing Net Working Capital attached as Exhibit A hereto.
“Section 1060 Forms” shall have the meaning set forth in Section 2.6.
“Shareholders’ Agreements” means the agreements set forth in Item 2 on Schedule 3.4 of the Disclosure Schedules.
“Shareholders’ Agreement Termination Agreement” means an agreement, in form and substance reasonably satisfactory to the Buyer, terminating a Shareholders’ Agreement.
“Special Claim” means any Third-Party Claim (or any action, suit, inquiry, proceeding, audit or investigation by a third party) that (i) involves any possibility of criminal liability or any action by any Governmental Authority, (ii) seeks injunctive relief, specific performance or other equitable relief against an Indemnified Party, (iii) involves Intellectual Property, (iv) involves any matter that could have a material precedential effect on an Indemnified Party, or (v) involves any customer of Parent, Buyer or their Subsidiaries.
“Specified Seller Owners” means MJ, SJ and KA.
“Standard Software” means commercially available non-customizable software which (1) any of the Company and/or its Subsidiaries licenses from a third party solely in executable or object code form pursuant to a non-exclusive internal use software license on standard terms for less than $10,000; and (2) is not incorporated into or used in the development, manufacturing, or distribution of any of the Company’s or its Subsidiaries’ products.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.
“Target Net Working Capital” means $0.
“Tax Return” means any return, declaration, report, claim for refund, election, certificate, statement, information statement and other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Authority.
“Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property, escheat, or windfall profits tax, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (and including any amounts resulting from the failure to file any Tax Return), to the extent the foregoing are in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) any liability for payment of amounts described in clause (i), whether as a result of successor or transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.
“Transaction Expenses” means all fees and expenses incurred and payable by the Sellers or the Seller Owners, and that remain unpaid as of the Closing, in connection with (i) the process of selling the Purchased Assets, the negotiation, preparation and execution of this Agreement and the Ancillary Agreements and the performance or consummation of the transactions contemplated hereby or thereby, including (for the avoidance of doubt, to the extent such fees and expenses or other payments are unpaid as of the Closing) (A) fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of, or making any filings with, any Governmental Authority or third party, (B) fees and expenses associated with obtaining the release and termination of any Encumbrance, (C) brokers’, finders’ and similar fees, (D) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and other experts, (E) fees and expenses of any data room provider, (F) payments payable by the Seller Parties to any officer, director or employee of the Sellers as a result of the entry into this Agreement, the Closing or the consummation of the transactions contemplated by this Agreement pursuant to any bonus, retention, severance, change of control or other similar payment obligation, together with any employer payroll taxes payable by the Seller associated with such payments, (G) costs, fees and expenses incurred in connection with purchasing the insurance policy as contemplated by Section 5.20, and (H) fees and expenses of the foregoing character of any third party (including any direct or indirect equity-holder of any Seller) that are paid or reimbursed by the Seller Parties or that any Seller Party is obligated to pay or reimburse and that remain unpaid as of the Closing.
“Transaction Expenses Payoff Instructions” means (i) documentation in form and substance reasonably satisfactory to the Buyer delivered to the Buyer at least two Business Days prior to the Closing Date setting forth an itemized list of all, and amounts of all, unpaid Transaction Expenses, including the identity of each payee, dollar amounts owed, wire transfer instructions and any other information necessary to effect the final payment in full thereof, and copies of final invoices from each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Company or any of its Subsidiaries, and (ii) a duly executed invoice from each payee referred to in the preceding clause (i) in form and substance reasonably satisfactory to the Buyer in which the payee agrees that upon payment of the amounts specified in the Transaction Expenses Payoff Instructions, all obligations of the Company or its Subsidiary, as applicable, to such payee to date shall be repaid, discharged and extinguished in full.
Section 1.2    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition    Location

12-Month Anniversary	8.5(a)

2016 Audited Financial Statements	5.10(b)

36-Month Anniversary	8.5(a)

Agreement	Preamble

Alternate Transaction	5.3(a)

Applicable Accounting Principles	2.3(a)

April 2017 Balance Sheet	3.7(a)

Assumed Contracts	2.1(a)(i)

Assumed Liabilities	2.1(c)

Business	Recitals

Business Employee	3.12(f)

Business Employees	3.12(f)

Buyer	Preamble

Buyer Indemnified Parties	8.2

Buyer Parties	Preamble

Buyer Party	Preamble

Cap	8.6(b)

Claim	5.5)

Claim Notice	8.4(a)

Claimed Losses	8.4(a)

Claims	5.5)

Closing	2.2(a)

Closing Date	2.2(a)

Definition        Location

Closing Net Working Capital	2.4(a)

COBRA	5.14(b)

Code	3.11(b)

Common Stock	3.4

Company	Preamble

Company Products	3.15(i)

Competitor Technology	3.24(a)

Confidential Information	5.6(b)

Confidentiality Agreement	5.6(a)

Deductible	8.6(a)

Direct Claim	8.4(c)

Disclosure Schedules	Article III

Encumbrance Instrument	3.13(a)

ERISA	3.11(a)(i)

Estimated Net Working Capital	2.3(a)

Excluded Assets	2.1(b)

Excluded Contracts	2.1(b)(vii)

Excluded Liabilities	2.1(d)

Expense Fund	2.2(b)(xii)

Final Closing Statement	2.4(b)

Financial Statements	3.7(a)

Fundamental Representations	7.3(a)(i)

HF-JTH Trust	Preamble

HF-KMH Trust	Preamble

HF-RCQ Trust	Preamble

Hire Date	5.14(a)

HSR Act	3.3(b)

Indemnified Party	8.4(a)

Indemnifying Party	8.4(a)

Independent Accounting Firm	2.4(c)

Initial Closing Statement	2.4(a)

Interim Financial Statements	3.7(a)

IRS	3.11(b)

JH	Preamble

June 2017 Audited Financial Statements	5.10(b)

June 2017 Audited Schedule of Revenues	5.10(b)

KA	Preamble

KH	Preamble

Losses	8.2

Material Contracts	3.18(a)

MJ	Preamble

Name Change	5.15

Net Adjustment Amount	2.4(f)(i)

Notice of Disagreement	2.4(b)

Objection Notice	8.4(c)

Offers	5.14(a)

On-Site Data	Preamble

On-Site Plant	Preamble

Outside Date	9.1(c)

Parent	Preamble

Payoff Indebtedness	2.2(b)(ii)

PCI DSS	3.21(b)

Permits	3.9(b)

Permitted Encumbrances	3.13(c)

Definition        Location

Pre-Closing Monthly Financial Statements	5.10(a)

Preliminary Closing Statement	2.3(a)

Privacy Agreements	3.21(a)

Proprietary Software	3.15(i)

Purchase Price Allocation	2.6

Purchased Assets	2.1(a)

Receivables	3.7(e)

Release Date	8.5(a)

Released Matters	5.5

Released Persons	5.5

Relocation Services	Preamble

Revenue True-Up Amount	2.3(c)

Revenue True-Up Period	2.3(c)

Reviewable Buyer Tax Return	6.2(b)

Reviewable Seller Tax Returns	6.2(a)

RQ	Preamble

Seller	Preamble

Seller Benefit Plans	3.11(a)(iv)

Seller Owner	Preamble

Seller Owners	Preamble

Seller Parties	Preamble

Seller Party	Preamble

Seller Prepared Tax Return	6.2(a)

Seller Releasing Party	5.5

Seller State Income Tax Returns	6.2(a)

Sellers	Preamble

Sellers Representative	2.5(a)

Sellers Representative Expenses	2.5(c)

Shares	3.4

Significant Owner Agreements	Recitals

SJ	Preamble

Specified Competitor	3.24(a)

Tax Incentive	3.16(r)

TH	Preamble

Third-Party Claim	8.4(a)

Transfer Documents	2.2(e)

Transfer Taxes	6.5

Transferred Employee	5.14(a)

Transferred Employees	5.14(a)

Updated Schedules	5.4

ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale.

(a)    Purchase and Sale of Purchased Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall purchase, and Sellers shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any Encumbrances, by appropriate instruments of conveyance in substantially the forms attached hereto as Exhibits C-1 through C-4, all of Sellers’ assets, properties and rights, other than the Excluded Assets, that that relate to or are used, developed for use or held for use or useful in connection with, or necessary for the operation of, the Business, whether tangible or intangible, real, personal or mixed (collectively, the “Purchased Assets”). Without limiting the generality of the foregoing, the Purchased Assets shall include all right, title and interest of Sellers in and to the following:

(i)    all Contracts that relate to or are used in, or held for use in connection with, the operation of the Business (collectively, the “Assumed Contracts”), including the Contracts identified in Schedule 2.1(a)(i), including any work in progress associated therewith, which shall include:
(A)    all Contracts with customers and vendors relating to the Business (other than Excluded Contracts);
(B)    all rights and interests of Sellers in and to all third party licenses or other agreements with respect to third party Intellectual Property rights that relate to or are used, developed for use, or held for use in the Business; and
(C)    all employee non-disclosure, confidentiality, non-solicitation, employee noncompetition and assignment of Intellectual Property agreements relating to the Business or current or former Business Employees and executed in favor of any Seller;
(ii)    all tangible personal property, leasehold interests and any associated rights and interests of any Seller in all equipment, fixtures, furniture, furnishings, laptops, computers, data processing hardware, servers, workstations, tools, parts, supplies and other tangible personal property leased by any Seller and used, useful or held for use in the Business;
(iii)    all accounts receivable and unbilled revenue on the books and records of the Sellers as of the Closing Date which relate to services under or with respect to the Assumed Contracts, the Business or the Purchased Assets performed by any Seller on or prior to the Closing Date;
(iv)    all prepaid rentals, deposits, advances and other prepaid expenses, to the extent relating to the Business, the Assumed Contracts or the Purchased Assets;
(v)    all equipment, fixtures, furniture, furnishings, laptops, computers, workstations, tools, parts, supplies and other tangible personal property that relate to or are used in, or held for use in connection with, or necessary for the operation of, the Business (other than the Excluded Assets);
(vi)    all rights and interests in any consents, approvals, Permits and other authorizations used or held for use in the Business;
(vii)    all Business Intellectual Property, including all goodwill associated with such Business Intellectual Property and all rights of any Seller to sue for and receive damages or other relief in respect of any past infringement or other violation of any rights thereto;

(viii)    all rights and interests of Sellers and Sellers’ Affiliates in the names “On-Site,” “On-Site Manager,” “On-Site Labs, “On-Site Data,” “DepositIQ,” “RentersIQ,” and “Relocation Services,” including any derivatives thereof, together with all goodwill associated therewith and all rights to sue for and receive damages or other relief in respect of any past infringement or other violation of any rights thereto;
(ix)    all telephone numbers, including all “800”, “888” and other toll-free and local telephone numbers, and facsimile numbers used in connection with the Business;
(x)    all rights and interests of Sellers in the Internet domain names relating to, used or held for use in connection with the Business, including the domain names set forth on Schedule 2.1(a)(x);
(xi)    except as provided in Section 2.1(b)(iii) and Section 2.1(b)(iv) below, all Books and Records of Sellers relating to the Business;
(xii)    Sellers’ bank accounts, cash accounts, investment accounts, merchant accounts, lockboxes and other similar accounts;
(xiii)    all Restricted Cash, amounts due to customers and net credit balances of the Sellers as of the Closing Date;
(xiv)    all rights and claims (whether contingent or absolute, matured or unmatured and whether in tort, contract or otherwise) against any other Person which relate to the Business or the Purchased Assets, including any Encumbrances, judgments, causes of action and rights of recovery;
(xiii)    all documentation, sales and promotional literature, workplans, due diligence materials, market assessments, business development opportunities and materials, client lists, client work papers, services agreement drafts, other Contract drafts, strategies, logos, designs, proposals, requests for proposal, reports, plans and models used or held for use in the Business;
(xiv)    all of Sellers’ respective client or customer engagements under the Assumed Contracts, including all client work and work product related to the Assumed Contracts that has been performed or is in the process of being performed on the Closing Date and all user or other data gathered, produced or captured pursuant to the Assumed Contracts;
(xv)    all of the Company’s equity and other ownership interests in On-Site Labs; and
(xvi)    all other properties, assets, claims, rights and entitlements of any kind, character and description whatsoever (whether or not reflected on the respective books of Sellers and whether real, personal or mixed, tangible or intangible, contingent or otherwise) that relate to or are used in, developed for use or held for use in connection with, or necessary for the operation of, the Business.
(b)    Excluded Assets. Notwithstanding the foregoing, the following assets (the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated in this Agreement and, as such, are not included in the Purchased Assets:
(i)    Sellers’ Cash and Cash Equivalents (other than Restricted Cash);
(ii)    Sellers’ rights under or pursuant to this Agreement and the documents, instruments and agreements executed in connection herewith and therewith (including the Ancillary Agreements);
(iii)    Sellers’ general ledger, accounting records, minute books, statutory books, corporate seal, Tax Returns and taxpayer identification numbers, provided that Sellers shall provide to Buyer copies of the general ledger, accounting records, minute books and statutory books of the Business, including Tax Returns, as such documents exist as of the Closing Date;

(iv)    Sellers’ personnel records and any other records that any Seller is required by law to retain in its possession, provided that Sellers shall provide to Buyer copies of records relating to the Transferred Employees;
(v)    any right to receive mail and other communications addressed to Sellers (subject to Sellers’ obligation to forward to Buyer any mail, communications or other notices relating to the Business, Purchased Assets or Assumed Liabilities with respect to Contracts included in the Purchased Assets);
(vi)    all rights existing under each Contract or arrangement set forth on Schedule 2.1(b)(vi) (collectively, the “Excluded Contracts”);
(vii)    the personal property, equipment and furniture, if any, listed on Schedule 2.1(b)(vii);
(viii)    all shares, membership interests, partnership interests, participation interests or other equity interests or securities, or equivalents thereof, in any Person (including any other Seller and On-Site Plant), other than equity interests in On-Site Labs and DepositIQ;
(ix)    the Seller Benefit Plans and all documentation and materials related thereto and assets thereunder;
(x)    all insurance policies and rights thereunder, including rights as beneficiary or owner, and insurance claims for which Sellers may seek recovery under any of its existing policies;
(xi)    the assets described on Schedule 2.1(b)(xi); and
(xii)    any confidential or proprietary information, or custom interfaces, originating from a Specified Competitor (other than any Assumed Contract);
(xiii)    all estimated tax payments, deposits and prepayments of Taxes of Sellers, and any Tax attributes of the Sellers (rather than of the Business or the Purchased Assets) including credits, incentives and net operating losses; provided that, for the avoidance of doubt, no Buyer Party shall have any obligation under this Agreement to make any payment to any Seller Indemnified Party with respect to any of the items described in this Section 2.1(b)(xiii), except to the extent that such item results in a refund for which the Buyer is otherwise required to make a payment under Section 6.3 (in which case, Buyer’s obligation to make such payment shall be governed by Section 6.3);
(xiv)    the Procopio Records; and
(xv)    the Orrick Records.
(c)    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume, and thereafter shall pay, discharge and perform when due, as appropriate, the following Liabilities, to the extent related to the Business (individually and collectively, the “Assumed Liabilities”):
(i)    all Liabilities shown on the Preliminary Closing Statement and not discharged as of the Closing Date, in each case, solely to the extent that such Liabilities were incurred in connection with the operation of the Business in the ordinary course; and
(ii)    all Liabilities arising from performance following the Closing Date under each Assumed Contract, in each case, solely to the extent that such Liabilities were incurred in connection with the operation of the Business in the ordinary course but specifically excluding all Liabilities arising under any Excluded Contract; and

provided, however, that notwithstanding anything to the contrary in this Agreement, none of the Excluded Liabilities shall be included in the definition of Assumed Liabilities.
(d)    Excluded Liabilities. Buyer has not agreed to pay, perform or discharge any Liability of Sellers, and shall not assume any Liability of Sellers, except to the extent this Agreement expressly provides that Buyer shall assume such Liability. Without limiting the generality of the preceding sentence, and notwithstanding anything else to the contrary herein, Sellers shall retain, and shall be responsible for paying, performing and discharging, when due, and Buyer shall not assume or have any responsibility for, any Liabilities of Sellers or any Liabilities related to the Business other than the Assumed Liabilities (individually and collectively, the “Excluded Liabilities”). Excluded Liabilities shall include, without limitation, the following:
(i)    all Liabilities relating to, in connection with or arising out of the Excluded Assets;
(ii)    all Liabilities relating to, in connection with or arising out of the Indebtedness of Sellers;
(iii)    all legal, accounting, brokerage, investment banking, financial advisory and finder’s fees and other fees and expenses incurred by or on behalf of Sellers in connection with this Agreement, the Ancillary Agreements or the transactions contemplated herein or therein, including all Brokers’ and Finders’ Fees Liabilities;
(iv)    all Liabilities related to, in connection with or arising out of any breach by any Seller or Seller Owner of this Agreement or any of the Ancillary Agreements;
(v)    all Liabilities under any Contract that is not an Assumed Contract;
(vi)    all Liabilities for Pre-Closing Taxes;
(vii)    all Liabilities relating to, in connection with or arising out of any Seller Benefit Plan (whether or not disclosed on Schedule 3.11(a) of the Disclosure Schedules) or employee benefits;
(viii)    all Liabilities to Sellers’ employees or consultants (including, for the avoidance of doubt, with respect to any of the items listed in Item 1 on Schedule 3.18(a)(vi) of the Disclosure Schedules) and any withholding or reporting obligations relating to compensation paid or payable to employees or consultants;
(ix)    all Liabilities and any indemnification obligations related to directors, officers, members or managers of Sellers;
(x)    all Liabilities relating to, in connection with or arising out of obligations to perform under the Assumed Contracts on or prior to the Closing Date;
(xi)    all Liabilities relating to, in connection with or arising out of any breach or default (or any event or circumstance that would constitute a breach or default with or without notice, the passage of time or both), failure to perform or overcharges or underpayments, in each case arising from events, actions or inactions prior to the Closing, under the Assumed Contracts;
(xii)    all Liabilities of Sellers to any current or former stockholder, member, option holder, profits interest holder, manager, officer or director of any Seller or any of Sellers’ Subsidiaries, including any Claims by any such Person arising out of, in connection with or relating to this Agreement, the Ancillary Agreements or the transactions contemplated herein or therein;

(xiii)    all Liabilities relating to, or arising out of or in connection with any Claim with respect to the operation of the Business or the Purchased Assets prior to the Closing, whether such Claim is brought prior to, on or after the Closing Date;
(xiv)    all Litigation Obligations;
(xviii)    all Transaction Expenses; and
(xix)    all Liabilities for amounts payable as “change of control,” sales, bonus, incentive or severance payments in connection with this Agreement or the transactions contemplated herein.
Section 2.2    Closing.
(a)    The sale and purchase of the Purchased Assets shall take place at a closing (the “Closing”) to be held at the offices of Procopio, Cory, Hargreaves & Savitch LLP, 12544 High Bluff Drive, Suite 300, San Diego, CA 92130, at 10:00 a.m., Pacific Standard Time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of those conditions), or at such other place or at such other time or on such other date as the Sellers Representative and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”
(b)    At the Closing:
(i)    the Buyer shall deliver, or cause to be delivered, on the Closing Date, to the Company (for the benefit of the Sellers) an amount in cash equal to the Estimated Purchase Price;
(ii)    the Buyer shall deliver, or cause to be delivered on behalf of the Company, the amount payable to each counterparty or holder of Indebtedness identified on Schedule 2.2(b)(ii) (the “Payoff Indebtedness”) in order to fully discharge such Payoff Indebtedness and terminate all applicable obligations and liabilities of the Company and any of its Affiliates related thereto, as specified in the Debt Payoff Letters and in accordance with this Agreement;
(iii)    the Buyer shall deliver, or cause to be delivered on behalf of the Company, the amount payable to each Person who is owed a portion of the Estimated Transaction Expenses, as specified in the Transaction Expenses Payoff Instructions and in accordance with this Agreement;
(iv)    the Sellers shall deliver to Buyer the Purchased Assets and retain the Excluded Assets and the Excluded Liabilities;
(v)    the Sellers shall deliver, or cause to be delivered, to the a duly executed Employment Agreement from each of Monte Jones and Scott Jones and the duly executed Consulting Agreement from Jonathan Harrington;
(vi)    the Sellers shall deliver, or cause to be delivered, to the Buyer a duly executed Significant Owner Agreement from each of the Persons set forth on Schedule 2.2(b)(vi);
(vii)    each of the Sellers shall deliver a separate certificate of non-foreign status in form and substance reasonably satisfactory to the Buyer, satisfying the requirements of § 1.1445-2(b)(2) of the United States Treasury Regulations promulgated under the Code;

(viii)    the Sellers shall deliver, or cause to be delivered, to the Buyer the third-party consents and approvals listed on Schedule 2.2(b)(viii);
(ix)    the Sellers shall deliver, or cause to be delivered, to the Buyer, a duly executed copy of each Independent Contractor Agreement;
(x)    the parties shall deliver, or cause to be delivered, the Transfer Documents (in accordance with Section 2.2(e)) and the certificates and other documents and instruments required to be delivered by or on behalf of any party pursuant to Article VII; and
(xi)    the Buyer will deliver, or cause to be delivered, by wire transfer of immediately available funds to a segregated client bank account maintained by the Sellers Representative, on the Closing Date, an amount equal to the Expense Fund Contribution (the “Expense Fund”), for the Sellers Representative to hold on behalf of the Sellers as a fund which will be used for the purposes of paying directly, or reimbursing the Sellers Representative for, any third party expenses pursuant to this Agreement. For applicable Tax purposes, the Expense Fund Contribution shall be treated in accordance with Section 2.5(f).
(c)    All payments hereunder, including payments made pursuant to Section 2.4 or 8.5, shall be made by wire transfer of immediately available funds in United States dollars to such account(s) as may be designated to the payor by Buyer or the Sellers Representative, as applicable, at least two Business Days prior to the applicable payment date.
(d)    Notwithstanding anything to the contrary herein, but without limiting the Buyer’s obligations hereunder (including the Buyer’s obligation to pay the Purchase Price), the Buyer shall be entitled at the Closing to direct that any of the Purchased Assets be transferred by the Sellers to one or more of the Buyer’s Affiliates in lieu of any such transfer to the Buyer itself.
(e)    Sellers, on the one hand, and Buyer, on the other hand, shall, pursuant to and in accordance with the terms and conditions of this Agreement, enter into, and cause their respective Subsidiaries, if applicable, to enter into, on the Closing Date, separate bills of sale and assignment and assumption agreements, including patent, trademark, copyright, domain name and contract assignments (collectively, the “Transfer Documents”) documenting the purchase and sale of each portion of the Purchased Assets and the Assumed Liabilities to be conveyed separately to Buyer. Such individual Transfer Documents will memorialize the transfer of the Purchased Assets to Buyer, Buyer’s assumption of the Assumed Liabilities, and Sellers’ retention of the Excluded Assets and Excluded Liabilities. The Transfer Documents shall be in substantially the applicable forms attached hereto as Exhibits C-1 through C-4, with such modifications as are necessary and appropriate as a result of differences in local laws or customs, in order to maintain substantially the same legal meaning and effect as provided for in this Agreement. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any Transfer Document, the terms and conditions of this Agreement shall prevail. During the period from the effective date of this Agreement through the Closing Date, if Buyer reasonably determines in good faith that any Excluded Contracts or other Contracts should be Assumed Contracts or that all or any portion of the Excluded Assets should be a Purchased Asset, then, at no additional expense to Buyer, the Parties will amend the Schedules hereto to reflect such changes and transfer such Contracts or assets, as applicable, to Buyer as if such Contracts or assets had been a “Purchased Asset” as of the date of this Agreement; provided, however, in no event shall (i) either of the items listed at Item 12 and Item 13 on Schedule 2.1(b)(vi) be an Assumed Contract or a Purchased Asset, (ii) either of the items listed at Items 1 and 2 on Schedule 2.1(b)(xi) be a Purchased Asset or (iii) the item listed at Item 2 on Schedule 2.1(b)(vii) be a Purchased Asset.
(f)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assumed Contract if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer thereunder. Sellers will use reasonable best efforts (including payment of any reasonable third party costs) and Buyer will use its commercially reasonable efforts to assist Sellers to obtain the consent of the other parties to any such

Assumed Contract for the assignment thereof to Buyer; provided, however, that neither Buyer nor its Affiliates shall be obligated to pay any consideration therefor to any third party from whom any such consent is requested and any costs related to obtaining such consent shall be the sole responsibility of Sellers. Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would materially adversely affect the rights of Sellers thereunder so that Buyer would not in fact receive all rights and benefits under such Assumed Contract, then (i) such Seller shall continue to be bound by such Assumed Contract and (ii) unless not permitted by the terms thereof or applicable Law, Buyer shall, as agent or subcontractor for such Seller, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of such Seller under such Assumed Contract arising solely after the Closing Date (except to the extent expressly otherwise provided herein or in the Ancillary Agreements). Such Seller shall, without further consideration, pay and remit, or cause to be paid or remitted, to Buyer promptly all money, rights and other consideration received by such Seller in respect of such performance. If and when any such consent shall be obtained or such Assumed Contract shall otherwise become assignable, such Seller shall promptly assign all of such Seller’s rights, obligations and other Liabilities under such Assumed Contract to Buyer without receipt of further consideration, and Buyer shall, without the payment of any further consideration, assume the rights, obligations and other Liabilities under such Assumed Contract arising solely from and after the Closing Date (except to the extent expressly otherwise provided herein or in the Ancillary Agreements).
Section 2.3    Closing Estimates and Adjustments.
(a)    At least three Business Days prior to the anticipated Closing Date, the Sellers Representative shall prepare, or cause to be prepared, and deliver to the Buyer a written statement (the “Preliminary Closing Statement”) that shall include and set forth a good-faith estimate of Net Working Capital (the “Estimated Net Working Capital”) (determined as of 11:59 p.m. on the day immediately preceding the Closing Date and without giving effect to the transactions contemplated herein). Estimated Net Working Capital shall be calculated in accordance with GAAP applied on a basis consistent with the preparation of the April 2017 Balance Sheet (provided, that in the event of a conflict between GAAP and consistent application thereof, GAAP shall prevail), subject to such differences in accounting principles, policies and procedures as are set forth on Exhibit B (GAAP as so modified pursuant to Exhibit B, the “Applicable Accounting Principles”). All such estimates shall be subject to the Buyer’s approval, which shall not be unreasonably withheld, and shall control solely for purposes of determining the amounts payable at the Closing pursuant to Section 2.2 and shall not limit or otherwise affect the Buyer’s remedies under this Agreement or otherwise, or constitute an acknowledgement by the Buyer of the accuracy of the amounts reflected thereof.
(b)    In addition, to the extent the gross revenue reflected in the June 2017 Audited Schedule of Revenues (to be delivered pursuant to Section 5.10(b)) for the period beginning July 1, 2016 and ending June 30, 2017 (the “Revenue True-Up Period”) is less than revenue reflected in the Interim Financial Statements for the Revenue True-Up Period, which is $45,765,226, by 3% or more, the Estimated Purchase Price will be reduced by an amount (the “Revenue True-Up Amount”) equal to (i) the gross revenue reflected in the Interim Financial Statements for the Revenue True-Up Period minus the gross revenue reflected in the June 2017 Audited Schedule of Revenues for the Revenue True-Up Period multiplied by (ii) five. For this purpose, DepositIQ revenue will be excluded in each of the June 2017 Audited Schedule of Revenues and the Interim Financial Statements for the Revenue True-Up Period.
Section 2.4    Post-Closing Adjustment of Purchase Price; Revenue True-Up Amount.
(a)    Within 90 days after the Closing Date, the Buyer shall prepare, or cause to be prepared, and deliver to the Sellers Representative a written statement (the “Initial Closing Statement”) that shall include and set forth a calculation of the actual Net Working Capital (the “Closing Net Working Capital”) (determined as of 11:59 p.m. on the day immediately preceding the Closing Date and without giving effect to the transactions contemplated herein). Closing Net Working Capital shall be calculated in accordance with the Applicable Accounting Principles. If Buyer does not deliver the Initial Closing Statement to the Sellers Representative within 90 days after the Closing Date, then no downward adjustment to the Estimated Purchase Price shall be permitted, no amounts shall be due to the Buyer pursuant to this Section 2.4, and the Preliminary Closing Statement shall become final and binding upon the parties hereto.

(b)    The Initial Closing Statement shall become final and binding (the “Final Closing Statement”) on the 30th day following delivery thereof unless, prior to the end of such period, the Sellers Representative delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, as set forth in the Initial Closing Statement. The Sellers Representative shall be deemed to have agreed with all items and amounts of Closing Net Working Capital not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.4(c). Any Notice of Disagreement may reference only disagreements based on mathematical errors or based on amounts of the Closing Net Working Capital as reflected on the Initial Closing Statement not being calculated in accordance with this Section 2.4. For the avoidance of doubt, the Sellers Representative shall be permitted to deliver only one Notice of Disagreement pursuant to this Section 2.4(b).
(c)    During the 15‑Business Day period following delivery of the Notice of Disagreement by the Sellers Representative to the Buyer, the Sellers Representative and the Buyer in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Net Working Capital as specified therein. Any disputed items resolved in writing between the Sellers Representative and the Buyer within such 15‑Business Day period shall become part of the Final Closing Statement and be final and binding with respect to such items, and if the Sellers Representative and the Buyer agree in writing on the resolution of each disputed item specified by the Sellers Representative in the Notice of Disagreement and the amount of the Closing Net Working Capital the amounts so determined shall become part of the Final Closing Statement and be final and binding on the parties for all purposes hereunder. If the Sellers Representative and the Buyer have not resolved all such differences by the end of such 15‑Business Day period, within five Business Days following the end of such 15‑Business Day period, the Sellers Representative and the Buyer shall engage, pursuant to a standard engagement letter, Deloitte & Touche LLP or, if such firm is unable or unwilling to act or is, at such time, not independent of each of the Buyer Parties, the Sellers and the Sellers Representative, such other independent public accounting firm as shall be agreed in writing by the Sellers Representative and the Buyer (the “Independent Accounting Firm”), and, within 15 Business Days following engagement of the Independent Accounting Firm, shall submit, in writing, to the Independent Accounting Firm their briefs detailing their respective views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, which determination, along with the other amounts previously agreed to by the parties pursuant to this Section 2.4, shall comprise the Final Closing Statement and be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review. The Independent Accounting Firm shall consider only those items and amounts in the Sellers Representative’s and the Buyer’s respective calculations of the Closing Net Working Capital that are identified as being items and amounts to which the Sellers Representative and the Buyer have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Sellers Representative and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision, which shall specify, with particularity, resolution of the matters submitted to it as promptly as practicable, and in any event within 30 Business Days following the submission thereof.
(d)    The costs of any dispute resolution pursuant to Section 2.4(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Sellers, on the one hand, and the Buyer, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Initial Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.
(e)    The Buyer will, and will cause the Company to afford the Sellers Representative and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.4. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Net Working Capital as specified in this Section 2.4; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants and that no party shall be required to provide any attorney-client privileged communications pursuant to this Section 2.4(e).
(f)    In accordance with the Final Closing Statement, the Estimated Purchase Price shall be adjusted, upwards or downwards, as follows:
(i)    For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) the Closing Net Working Capital, as finally determined pursuant to this Section 2.4, minus (B) the Estimated Net Working Capital.
(ii)    If the Net Adjustment Amount is positive, (A) the Estimated Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount and (B) the Buyer shall pay, or cause to be paid, to the Company (for the benefit of the Sellers) an amount in cash equal to the Net Adjustment Amount (not to exceed the initial downward adjustment, if any, from the Estimated Net Working Capital adjustment) within five (5) Business Days of the final determination of Closing Net Working Capital pursuant to this Section 2.4.
(iii)    If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), (A) the Estimated Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount and (B) the Buyer shall be entitled to permanently retain from the Holdback Amount an amount equal to the Net Adjustment Amount. In the event that the Holdback Amount is insufficient to cover the full amount of the Net Adjustment Amount, then the Sellers shall pay to the Buyer an amount in cash equal to the amount of such deficiency within five (5) Business Days of the final determination of Closing Net Working Capital pursuant to this Section 2.4.
Section 2.5    Sellers Representative.
(a)    Each Seller Party hereby consents to the terms of this Section and to the appointment of Jonathan Harrington as such Person’s representative and attorney-in-fact (the “Sellers Representative”), with full power of substitution to act on behalf of such Seller Party to the extent and in the manner set forth in this Agreement and any agreements ancillary to the foregoing. All decisions, actions, consents and instructions by the Sellers Representative with respect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including all decisions, actions, consents and instructions relating to the defense or settlement of any claims for indemnification, shall be binding upon all Seller Parties and no Seller Party shall have the right to object to, protest or otherwise contest any such decision, action, consent or instruction. The Buyer shall be entitled to conclusively rely on any decision, action, consent or instruction of the Sellers Representative in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby as being the decision, action, consent or instruction of the Seller Parties, and the Buyer is hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Seller Parties, or by operation of Law, whether by death or other event.
(b)    The Sellers Representative may resign at any time, and may be removed for any reason or no reason by the written consent of the Sellers; provided, however, in no event shall the Sellers Representative resign or be removed without the Sellers having first appointed a new Sellers Representative who shall assume such duties immediately upon the resignation or removal of the Sellers Representative. In the event of the death, incapacity, resignation or removal of the Sellers Representative, a new Sellers Representative shall be appointed by the written consent of the Sellers. Notice of such vote or a copy of the written consent appointing such new Sellers Representative shall be sent to the Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by the Buyer; provided, that until such notice is received, the Buyer shall be entitled to rely on the decisions, actions, consents and instructions of the prior Sellers Representative as described in paragraph (a) above. The Sellers Representative may charge a reasonable fee for its services; provided, that all fees and expenses incurred by the Sellers Representative in performing its duties hereunder and under any Ancillary Agreement (including legal fees and expenses related thereto) and any indemnification in favor of the Sellers Representative shall be borne solely by the Sellers.
(c)    The Sellers Representative shall not be liable to the Seller Parties for actions taken pursuant to this Agreement or any Ancillary Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have involved fraud. Except in cases where a court of competent jurisdiction has made such a finding, the Seller Parties shall jointly and severally indemnify and hold harmless the Sellers Representative from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Sellers Representative under this Agreement and the Ancillary Agreements. The Seller Parties shall promptly reimburse the Sellers Representative for any expenses or fees incurred in connection with the Sellers Representative’s obligations hereunder (“Sellers Representative Expenses”), and shall advance such Sellers Representative Expenses as reasonably requested by the Sellers Representative from time to time. If not paid directly to the Sellers Representative by the Seller Parties, any such Sellers Representative Expenses may be recovered, or advances may be drawn, by the Sellers Representative from the funds in the Expense Fund. The Seller Parties acknowledge that the Sellers Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties.
(d)    In the event any notice or acknowledgement is required or permitted to be given by or to any Seller Party under this Agreement, including any notice under Section 8.4, such notice shall be given by, or delivered to, the Sellers Representative in lieu of such Seller Party.
(e)    By his or her acceptance of the Purchase Price, each Seller Owner shall be deemed to have approved of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Seller Parties, including the indemnification provisions hereof.
(f)    The Seller Parties will not receive any interest or earnings on the Expense Fund and the monies held in the Expense Fund will be invested in a non-interest bearing account. The Sellers Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations hereunder. The Sellers Representative is not providing any investment supervision, recommendations or advice, and will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence, willful misconduct or bad faith. The Sellers Representative will hold these funds separate from its personal or corporate (as applicable) funds, will not use these funds for its operating expenses or any other personal or corporate (as applicable) purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Contemporaneous with or as soon as practicable following the final release or retention of the Holdback Amount, the Sellers Representative will deliver the balance of the Expense Fund to the Sellers. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Seller Parties at the time of Closing in accordance with the amounts set forth in the Closing Payment Schedule. Any Tax withholding with respect to such deemed contribution by any Seller Party shall be satisfied from such Seller Party’s share of the Purchase Price payable to the Sellers on the Closing Date and shall not reduce the Expense Fund Contribution.
Section 2.6    Purchase Price Allocation. Within 150 days after the Closing, Buyer shall propose a purchase price allocation among the Purchased Assets and the Significant Owner Agreements (the “Purchase Price Allocation”) to Sellers Representative for its review and approval, which shall be prepared in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Within thirty days following Buyer’s delivery of the Purchase Price Allocation, the Sellers Representative shall inform the Buyer in writing whether it has approved the Purchase Price Allocation (and in the event that the Sellers Representative fails to respond in writing within such 30-day period, the Sellers Representative shall be deemed to have approved the Purchase Price Allocation). Provided that the Sellers Representative approves the Purchase Price Allocation, all Tax Returns filed by the Sellers and the Buyer (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of applicable law (“Section 1060 Forms”)) shall be prepared in a manner consistent with the Purchase Price Allocation, except to the extent otherwise required by a determination (within the meaning of Section 1313(a) of the Code); provided, however, that (i) Buyer’s cost for the Purchased Assets and the Significant Owner Agreements may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the amount so allocated, (ii) the amount realized by Sellers may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income Tax purposes, and (iii) neither Sellers or any of their Affiliates nor Buyer or any of its Affiliates will be obligated to litigate any challenge to the Purchase Price Allocation by a Governmental Authority. In the event of an adjustment to the Purchase Price, Sellers Representative and Buyer agree to adjust the Purchase Price Allocation in a reasonable manner to reflect such adjustment. If any Governmental Authority disputes the Purchase Price Allocation, the party receiving notice of the dispute shall promptly notify the other party and each party shall keep the other reasonable informed of material developments of any such dispute. Notwithstanding the foregoing, if Sellers Representative does not approve the Purchase Price Allocation then none of the Buyer, any Seller, nor any of their Affiliates shall be required, pursuant hereto, to file any Tax Returns or otherwise take any positions, in each case that are consistent with the Purchase Price Allocation or the allocation of the other party, but instead each party may allocate the consideration among the Purchased Assets and the Significant Owner Agreements in a manner it considers appropriate and file its Tax Returns in a manner consistent with its allocation. In addition, the parties hereto agree that to the extent there are any assets being transferred by the Sellers under this Agreement that are not eligible for installment reporting under Section 453 of the Code, such assets shall be treated as being transferred for the cash payable at Closing; provided, however, that Seller agrees that (1) Buyer has not made any representation or warranty to Seller as to the Tax consequences of agreeing to treat such assets as being transferred for the cash payable at Closing and (2) no Buyer Party shall have any liability to any Seller Indemnified Party under this Agreement arising from its agreement to treat such assets as being transferred for the cash payable at Closing.
Section 2.7    Withholding Rights. Each of the Buyer and its Affiliates, as the case may be, shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold under any provision of applicable Law with respect to the making of such payment. To the extent that such amounts are so withheld and paid over to the relevant Governmental Authority by the Buyer or its Affiliates, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made. Notwithstanding the foregoing, Buyer and Seller agree that no withholding shall be made by Buyer under any bulk sale laws with respect to any sales and use Taxes of the Sellers.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER PARTIES
Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), each Seller Party, on behalf of itself and, where applicable, the Sellers, jointly and severally hereby represents and warrants to the Buyer as set forth in this Article III. The Disclosure Schedules will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any such numbered and lettered section of the Disclosure Schedules shall qualify each corresponding Section in this Article III. Any matter disclosed in any section or subsection of the Disclosure Schedules shall be deemed disclosed and incorporated by reference with respect to any Section or subsection of this Article III to which the matter relates to the extent the relevance to each such Section or subsection is reasonably apparent from the face of such disclosure, whether or not a specific cross reference to any other Section or subsection is included. The information contained in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and the inclusion of any information in any portion of the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by the Company, any Seller that such information is material to or outside the ordinary course of the business of the Company. No information contained in the Disclosure Schedules shall be deemed to be an admission by the Company, any Seller to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.
Section 3.1    Organization and Qualification.
(a)    Each of the Company and its Subsidiaries is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth in Schedule 3.1(a) of the Disclosure Schedules, and has full power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted, and (ii) duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
(b)    DepositIQ does not maintain in effect any operating agreement(s) or equivalent organizational document(s), nor have any such documents ever been adopted or put into effect with respect to DepositIQ. Other than the Organizational Documents addressed in the preceding sentence, the Buyer has been furnished with a complete and correct copy of the Organizational Documents, each as amended to date, of the Company and each of its Subsidiaries. Such Organizational Documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in material violation of any of the provisions of its Organizational Documents. The transfer books and minute books of each of the Company and its Subsidiaries have been made available for inspection by the Buyer prior to the date hereof, all of which are true and complete in all material respects.
Section 3.2    Authority. Each Seller Party has the legal capacity, full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller Party of this Agreement and each of the Ancillary Agreements to which such Person will be a party and the consummation by such Person of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which a Seller Party will be a party will have been, duly executed and delivered by such Seller Party, as applicable, and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which a Seller Party will be a party will constitute, the legal, valid and binding obligations of such Persons, as applicable, enforceable against such Persons in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 3.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Seller Parties of this Agreement and each of the Ancillary Agreements to which a Seller Party will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(i)    conflict with or violate the Organizational Documents of any Seller Party;
(ii)    conflict with or violate any Law applicable to any Seller Party, or by which any property or asset of any Seller Party is bound or affected in any material respect; or
(iii)    result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of any Seller Party under, or result in the creation of any Encumbrance on any property, asset or right of any Seller Party pursuant to, any Contract to which any Seller Party is a party or by which any Seller Party any of their respective properties, assets or rights are bound or affected, except for any such breaches, defaults or other occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
(b)    None of the Seller Parties is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller Parties of this Agreement and each of the Ancillary Agreements to which the Seller Parties will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Sellers, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws and (iii) such other authorizations, approvals, orders, permits, consents, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to materially impair, or prevent or materially delay, the ability of the Seller Parties to consummate the transactions contemplated by this Agreement or any Ancillary Agreement.
(c)    No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law is applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 3.4    Shares. Each Seller Owner is the record and beneficial owner of the issued and outstanding shares (the “Shares”) of the voting and non-voting common stock (together, the “Common Stock”) of the Company listed as owned by such Seller Owner on Schedule 3.4 of the Disclosure Schedules, free and clear of any Encumbrances other than Encumbrances under the Shareholders’ Agreements set forth on Schedule 3.4 of the Disclosure Schedules, as applicable. Each Seller Owner has, and will have at the Closing, good, valid and marketable title to the Shares, free and clear of any Encumbrance. Other than its ownership of the Shares, such Seller Owner does not hold any assets, properties or rights that relate to or are used or useful in, developed for use, or held for use in connection with, or necessary for the operation of, the Business, whether tangible or intangible, real, personal or mixed.
Section 3.5    Capitalization.
(a)    There are 21,716,786 shares of the Company’s Common Stock issued and outstanding, constituting the Shares. There are 85,000 shares of the Company’s Common Stock subject to outstanding Options and except for such Options, there are no outstanding warrants or other rights to purchase or acquire any Common Stock of the Company. No other classes of membership interests or other equity ownership interests exist, and no other membership interests are issued and outstanding. Schedule 3.5(a) of the Disclosure Schedules sets forth a complete and accurate list, as of the date of this Agreement, of (i) all record and beneficial owners of the issued and outstanding Shares, indicating the respective number of Shares held by each and (ii) all holders of Options, indicating the respective number, exercise price, vesting schedule, issue date and expiration date of each Option held by each Option Holder. The Buyer has been furnished with a true and complete copy of each Contract relating to the Options listed on Schedule 3.5(a) of the Disclosure Schedules.
(b)    Schedule 3.5(b) of the Disclosure Schedules sets forth (i) the name, type of entity, jurisdiction of formation and federal income tax classification of each Subsidiary of the Company and (ii) for each Subsidiary of the Company, the amount of its authorized equity or ownership interests, the amount of its outstanding equity or ownership interests, and the record and beneficial owners of its outstanding equity or ownership interests.
(c)    Each outstanding equity or ownership interest of the Company and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such equity or ownership interest is owned by the Company or another Subsidiary, free and clear of any Encumbrance. All of the equity or ownership interests have been offered, sold and delivered by the Company or a Subsidiary in compliance with all applicable federal and state securities laws. Except as set forth on Schedule 3.5(c) of the Disclosure Schedules, there are no outstanding obligations of the Company or any of its Subsidiaries to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued equity or ownership interests of the Company or any of its Subsidiaries. No equity or ownership interests of the Company or any of its Subsidiaries have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the Organizational Documents of the Company or any of its Subsidiaries or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. Except as set forth on Schedule 3.5(c) of the Disclosure Schedules, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Shares or other ownership interests of the Company or any of its Subsidiaries.
Section 3.6    Third-Party Ownership Interests; Subsidiaries.
(a)    Except for the Subsidiaries listed in Schedule 3.5(b) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.
(b)    Except as set forth on Schedule 3.6(b) of the Disclosure Schedules, other than organizational activities, each of On-Site Data and Relocation Services (i) has not conducted, and does not conduct, any business or operations, (ii) does not own any assets or properties, (iii) does not have any employees, (iv) does not have any liabilities or obligations of any kind or nature (including any Indebtedness), (v) has not been, and is not, a party to any Contract and (vi) has not been, and is not, a party to any transaction other than the transactions contemplated by this Agreement and the Ancillary Agreements.
(c)    Other than ownership of the equity interests in DepositIQ, On-Site Labs (i) has not conducted, and does not conduct, any business or operations, (ii) does not own any assets or properties, (iii) does not have any employees, (iv) does not have any liabilities or obligations of any kind or nature (including any Indebtedness), (v) has not been, and is not, a party to any Contract and (vi) has not been, and is not, a party to any transaction.
Section 3.7    Financial Statements; No Undisclosed Liabilities.
(a)    True and complete copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2016 and December 31, 2015, and the related consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto (collectively referred to as the “Financial Statements”), an audited consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2017 (such balance sheet, together with all related notes and schedules thereto, the “April 2017 Balance Sheet”) and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2017, and the related consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries for the six months then-ended, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”), are attached hereto as Schedule 3.7(a) of the Disclosure Schedules. Each of the Financial Statements, the April 2017 Balance Sheet, the Interim Financial Statements, and, when delivered pursuant to Section 5.10(a), each set of the Pre-Closing Monthly Financial Statements, (i) have been prepared in accordance with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements and each set of Pre-Closing Monthly Financial Statements (when delivered pursuant to Section 5.10(a)), to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.
(b)    As of the date hereof, except as and to the extent adequately accrued or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as at April 30, 2017, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the April 2017 Balance Sheet, that are not, individually or in the aggregate, material to the Company or any of its Subsidiaries.
(c)    As of the Closing Date, except as and to the extent adequately accrued or reserved against in April 2017 Balance Sheet, neither the Company nor any of its Subsidiaries will have any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether known or unknown and required by GAAP to be reflected in a consolidated balance sheet of the Company and its Subsidiaries or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since the date of the April 2017 Balance Sheet, that are not, individually or in the aggregate, material to the Company or any of its Subsidiaries.
(d)    The books of account and financial records of the Company and its Subsidiaries are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice. The Company has not made any changes to its accounting practice since the date of the April 2017 Balance Sheet.
(e)    All accounts receivable and trade accounts of the Company and its Subsidiaries (the “Receivables”) are bona fide, legal, valid and binding obligations, and are enforceable in full at face value (net of 1.5% of the existing Receivables). All Receivables represent products delivered or services actually performed by Sellers in the conduct of the Business in the ordinary course and are fully collectible (net of 1.5% of the existing Receivables). Deferred revenues are presented on the Financial Statements and the April 2017 Balance Sheet, in accordance with GAAP, with respect to the Company’s and its Subsidiaries’ (a) billed but unearned Receivables; (b) previously billed and collected Receivables still unearned; and (c) unearned customer deposits. Schedule 3.7(e)(i) of the Disclosure Schedules lists all Receivables as of April 30, 2017. Schedule 3.7(e)(ii) of the Disclosure Schedules lists all accounts payable of the Business as of April 30, 2017, together with an aging thereof. At the Closing Date, all accounts payable will have been incurred in exchange for goods or services delivered or rendered to Company or its Subsidiaries in the ordinary course of the Business.
Section 3.8    Absence of Certain Changes or Events.
Since the date of the April 2017 Balance Sheet, (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice, (b) there has not been a Material Adverse Effect with respect to the Company and its Subsidiaries, (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance, and (d) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.
Section 3.9    Compliance with Law; Permits.
(a)    Each of the Company and each of its Subsidiaries is and has been in compliance in all material respects with all Laws applicable to it. None of the Company, any of its Subsidiaries or any of its or their executive officers has received since January 1, 2014 any written, or reasonably definitive oral, notice, order or complaint, or other written communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it. Without limiting the generality of the foregoing, there has not been any citation, fine, or penalty imposed, asserted, or threatened in writing against the Company or any of its Subsidiaries under any foreign, federal, state, local, or other Law or regulation relating to employment, immigration (including but not limited to the employment and identity verification (Form I-9) requirements of 8 U.S.C. § 1324a), occupational safety, zoning, or environmental matters and no Seller is aware of any current circumstances likely to result in the imposition or assertion of such a citation, fine, or penalty.
(b)    Schedule 3.9(b) of the Disclosure Schedules sets forth a true and complete list of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and each of its Subsidiaries to own, lease and operate its properties and to carry on its business in all material respects as currently conducted (the “Permits”). Each of the Company and each of its Subsidiaries is and has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of the Sellers threatened. The Buyer will have the use and benefit of all Permits following consummation of the transactions contemplated hereby. No Permit is held in the name of any employee, officer, director, shareholder or agent of the Company or any Subsidiary, or otherwise on behalf of the Company or any of its Subsidiaries.
Section 3.10    Litigation. Except as set forth on Schedule 3.10 of the Disclosure Schedules, there is no Action pending or, to the Knowledge of the Sellers threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, or any of the directors or officers of the Company or any of its Subsidiaries in regards to their actions as such. There is no Action pending or, to the Knowledge of the Sellers, threatened seeking to specifically prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Knowledge of the Sellers, threatened investigation by, any Governmental Authority relating to the Company, any of its Subsidiaries, any of their respective properties or assets, any of their respective officers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.
Section 3.11    Employee Benefit Plans.
(a)    Schedule 3.11(a) of the Disclosure Schedules sets forth a true and complete list of the following:
(i)    all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries;
(ii)    each employee benefit plan for which the Company or any of its Subsidiaries could reasonably be expected to incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated;
(iii)    any plan in respect of which the Company or any of its Subsidiaries could reasonably be expected to incur liability under Section 4212(c) of ERISA; and
(iv)    any Contracts between the Company or any of its Subsidiaries and any employee, officer or director of the Company or any of its Subsidiaries, including any Contracts relating in any way to a sale of the Company or any of its Subsidiaries ((i) -(iv) collectively, the “Seller Benefit Plans”).

(b)    Each Seller Benefit Plan referred to in Section 3.11(a) is in writing. The Buyer has been furnished with a true and complete copy of each such Seller Benefit Plan and each material document, if any, prepared in connection with each such Seller Benefit Plan, including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the two most recently filed Internal Revenue Service (“IRS”) Forms 5500, (iv) the most recently received IRS determination or opinion letter for each such Seller Benefit Plan and the application materials submitted in connection with such determination or opinion letter and (v) the most recently prepared actuarial report and financial statement in connection with each such Seller Benefit Plan. Neither the Company nor any of its Subsidiaries has any express or implied commitment (A) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any Contract to provide compensation or benefits to any individual or (C) to modify, change or terminate any Seller Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).
(c)    Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to, or has any obligation (contingent or otherwise) to contribute to, or has ever sponsored, maintained, contributed to, or had any obligation (contingent or otherwise) to contribute to, any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA that is subject to Title IV of ERISA. None of the Seller Benefit Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement or the Ancillary Agreements, or (iii) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. None of the Seller Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries. Each of the Seller Benefit Plans is maintained in the United States and is subject only to the Laws of the United States or a political subdivision thereof.
(d)    Each Seller Benefit Plan has been operated in all respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each of the Company and its Subsidiaries has performed all obligations required to be performed by it and is not in any respect in default under or in violation of any Seller Benefit Plan, nor, to the Knowledge of the Sellers, is any other party to any Seller Benefit Plan in such default or violation.
(e)    Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a timely favorable determination or opinion letter from the IRS, covering all of the provisions applicable to the Seller Benefit Plan for which determination letters are currently available, that the Seller Benefit Plan is so qualified. No fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could adversely affect the qualified status of any such Seller Benefit Plan.
(f)    There has not been any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Seller Benefit Plan.
(g)    All contributions, premiums or payments required to be made with respect to any Seller Benefit Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes. No such deduction has been challenged or disallowed by any Governmental Authority and no fact or event exists that would give rise to any such challenge or disallowance.
(h)    There are no Actions or claims (other than routine claims for benefits) pending or, to the Knowledge of the Sellers, threatened, anticipated or expected to be asserted with respect to any Seller Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company, its Subsidiaries or any ERISA Affiliate as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof.

(i)    No Seller Benefit Plan or any related trust or other funding medium thereunder or any fiduciary thereof is, to the Knowledge of the Sellers, the subject of an audit, investigation or examination by any Governmental Authority.
(j)    The Company and its Subsidiaries do not maintain any Seller Benefit Plan which is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA, Section 4980B(b) of the Code and the applicable provisions of the Health Insurance Portability and Accountability Act of 1986. The Company and its Subsidiaries are not subject to any liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.
(k)    Each Seller Benefit Plan subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code as in effect from time-to-time.
(l)    Neither the Company nor any Subsidiary thereof is obligated to make any payments, including under any Seller Benefit Plan, that reasonably could reasonably be expected to be “excess parachute payments” pursuant to Section 280G of the Code. The Company has no obligation to gross-up or reimburse any Person for any Tax incurred pursuant to Section 409A, 457A or 4999 of the Code.
Section 3.12    Labor and Employment Matters.
(a)    Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining Contract that pertains to employees of the Company or any of its Subsidiaries. There are no, and since January 1, 2014 there have been no, organizing activities or collective bargaining arrangements that could reasonably be expected to affect the Company or any of its Subsidiaries pending or under discussion with any labor organization or group of employees of the Company or any of its Subsidiaries. There is no, and since January 1, 2014 there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of the Sellers, threatened against or affecting the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract. There are no pending or, to the Knowledge of the Sellers, threatened union grievances or union representation questions involving employees of the Company or any of its Subsidiaries.
(b)    Each of the Company and each Subsidiary is in compliance in all material respects with, and since January 1, 2014 has complied in all material respects with, all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. Neither the Company nor any Subsidiary is engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Sellers, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.
(c)    The Company and each of its Subsidiaries have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor. The Company and each of its Subsidiaries have paid in full to all their respective employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.
(d)    Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received since January 1, 2014 any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Sellers, no such investigation is in progress. Neither the Company nor any of its Subsidiaries is a federal contractor or subcontractor subject to Executive Order 11246. as amended, and the applicable regulations contained in 41 C.F.R. Part 60-1 et seq.
(e)    To the Knowledge of the Sellers, no current employee or officer of the Company or any of its Subsidiaries intends to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.
(f)    Schedule 3.12(f) of the Disclosure Schedules sets forth (i) a complete list of all individuals employed by Sellers and their Affiliates as of the date of this Agreement that are engaged in the Business (the individuals set forth on such schedule are each a “Business Employee” and are collectively referred to as the “Business Employees”), (ii) first date of employment with the applicable Seller, (iii) the current compensation of any kind or description whatsoever for each such employee, including but not limited to base salary or hourly rate, severance arrangements or fringe or other benefits paid by any Seller and expected and maximum potential target bonuses or other incentive compensation, whether payable in cash or in kind, (iv) wage and hour classification for each employee, (v) the name, title, position and business unit that is applicable to such employee, (vi) visa status, (vii) whether such individual is currently employed, on leave relating to work-related injuries and/or receiving disability benefits under any Seller Benefit Plan, and (viii) any payments or benefits required or anticipated to be made or provided by such Seller to any such employee in connection with the transactions contemplated in this Agreement or any other change of control transaction, including, without limitation, cash payments, forgiveness of indebtedness, assumption of tax liability, severance benefits or vesting acceleration, and any agreement or understanding between or among such Seller and any such employee relating to any such payment or benefit. On or immediately prior to the Closing Date, Sellers shall update Schedule 3.12(f) of the Disclosure Schedules of to reflect any new hires, terminations or departures of Business Employees (and the individuals appearing on such updated schedule shall be deemed to be Business Employees for purposes of this Section 3.12 and Section 5.14). Except as set forth in Schedule 3.12(f) of the Disclosure Schedules, no Business Employee is subject to any agreements under which he or she will receive any employee wages, incentive compensation in the form of cash, equity or any other property, or other benefits and there are no severance payments or other payments that are or could become payable to any Business Employee under the terms of any oral or written agreement or commitment or any Law, custom, trade or practice as a result of the transactions contemplated in this Agreement or the Ancillary Agreements.

Section 3.13    Title to, Sufficiency and Condition of Assets.
(a)    Sellers currently have good and marketable title to all of the Purchased Assets owned by Sellers, and a valid leasehold or other possessory interest in all other Purchased Assets used, operated or occupied by Sellers or located on Sellers’ premises. On or prior to the Closing Date, all of the Purchased Assets will be free and clear of any Encumbrances other than (i) liens for Taxes not yet past due and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, “Permitted Encumbrances”). There are no breaches or defaults under, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute a breach of or a default under, any instrument, agreement or other document that creates, evidences or constitutes any Encumbrance or that evidences, secures or governs the terms of any indebtedness or obligation secured by any Encumbrance (any such instrument, agreement or other document is referred to herein as an “Encumbrance Instrument”). Assuming the timely receipt of all applicable consents, the sale of the Purchased Assets by Sellers to Buyer will not: (i) constitute a breach of or a default under any Encumbrance Instrument; (ii) permit, cause or result in (with or without notice, lapse of time or both) (A) the acceleration of any Indebtedness or other obligation evidenced, secured or governed by an Encumbrance Instrument, or (B) the foreclosure or other enforcement of any Encumbrance; (iii) permit or cause the terms of any Encumbrance Instrument to be renegotiated; or (iv) require the consent of any party to or holder of an Encumbrance Instrument or of any third party.
(b)    Other than as set forth in Schedule 3.13(b) of the Disclosure Schedules, (i) the Purchased Assets, taking into account the Leased Real Property under the Lease Agreement, constitute all of the assets, properties, Contracts, permits, rights or other items (other than cash excluded under Section 2.2(a)) that are necessary for the operation of the Business immediately after the Closing in the same manner as currently conducted in all material respects, (ii) the Purchased Assets are adequate to enable Buyer to conduct the Business and use and operate the Purchased Assets in a manner consistent with the past conduct of the Business and use and operation of the Purchased Assets on the date of this Agreement on a stand-alone basis after the Closing and (iii) no Person other than the Sellers owns, or possesses any rights in, any assets, properties, contracts, Permits, rights (including Intellectual Property rights) or other items that are not included in the Purchased Assets but are necessary for the ongoing operation of the Business as such Business has been conducted and as such Business is currently contemplated to be conducted by Sellers. The Purchased Assets do not include or incorporate any photographs or other content that are owned by any Specified Competitor.
(c)    All tangible Purchased Assets have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.
Section 3.14    Real Property.
(a)    Schedule 3.14(a) of the Disclosure Schedules sets forth a true and complete list of all Owned Real Property and all Leased Real Property. Each of the Company and each of its Subsidiaries has, as applicable, (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, rezoned or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Sellers, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or, to the Knowledge of the Sellers, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the Knowledge of the Sellers, any other party thereto. No leases of Leased

Real Property shall cease to be valid and binding in accordance with their terms as a result of the consummation of the transactions contemplated by this Agreement.
(b)    There are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of its Subsidiaries for the current use of such real property. There are, to the Knowledge of the Sellers, no material latent defects or material adverse physical conditions affecting the Owned Real Property or Leased Real Property. All structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the Business.
Section 3.15    Intellectual Property.
(a)    Schedule 3.15(a) of the Disclosure Schedules sets forth a true and complete list of all Company Registered Intellectual Property and Domains, identifying for each whether it is owned by the Company or the relevant Subsidiary. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture or relinquishment, of any of the Company Registered Intellectual Property or Domains (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like).
(b)    No Action is pending, threatened or asserted in writing alleging that the Company Owned Intellectual Property has been violated or is invalid, unenforceable, not patentable, not registerable, cancellable, not owned or not owned exclusively by the Company or the Subsidiaries and no such action has been decided adversely against the Company or any of the Subsidiaries or with respect to the Company’s or the Subsidiaries’ rights to the Company Owned Intellectual Property. To the Knowledge of the Sellers, no valid basis for any such Action exists.
(c)    The Company or its Subsidiaries exclusively own, free and clear of any and all Encumbrances, all Company Owned Intellectual Property and to the Knowledge of the Sellers has a valid and enforceable right to use all Company Licensed Intellectual Property.
(d)    Each of the Company and its Subsidiaries has taken all reasonable steps to protect the secrecy, confidentiality and value of all Trade Secrets used in the businesses of the Company and its Subsidiaries, including entering into appropriate confidentiality agreements with all officers, directors, employees and other Persons with access to such Trade Secrets. To the Knowledge of the Sellers, none of such Trade Secrets has been disclosed or authorized to be disclosed to any Person other than to employees or agents of the Company or its Subsidiaries for use in connection with the businesses of the Company or its Subsidiaries or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of the Company and its Subsidiaries in and to such matters. To the Knowledge of the Sellers, no unauthorized disclosure of any such Trade Secrets has occurred.
(e)    All Intellectual Property developed by or for the Company and the Subsidiaries was conceived, invented, reduced to practice, authorized or otherwise created solely by either employees of the Company or the applicable Subsidiary acting within the scope of their employment, or independent contractors of the Company or the applicable Subsidiary pursuant to agreements containing an assignment of Intellectual Property to the Company or the applicable Subsidiary.
(f)    The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Company or any of its Subsidiaries, and all of the other activities or operations of the Company or any of its Subsidiaries, do not infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of, and have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any (A) notice, claim or indemnification request asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred or (B) request that such Company or any of its Subsidiaries consider taking a license under any Patents owned by a third party.

To the Knowledge of the Sellers, no valid basis for any such infringement or misappropriation claim exists. To the Knowledge of the Sellers, no third party is misappropriating, infringing, diluting or violating any Company Owned Intellectual Property.
(g)    Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property. The Company Owned Intellectual Property and Company Licensed Intellectual Property constitutes all Intellectual Property necessary for the conduct of the Business.
(h)    The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any agreement under which any right or license of or under Intellectual Property is granted to or by the Company or any of its Subsidiaries.
(i)    None of the Intellectual Property used in the commercial exploitation of products or the provision of services by or on behalf of the Company or its Subsidiaries is subject to any licensing terms requiring the distribution of source code of proprietary software of the Company or any of its Subsidiaries (“Proprietary Software”) in connection with the distribution of any of the Company’s or its Subsidiaries’ products (“Company Products”) or that prohibits the Company from charging a fee or otherwise limits the Company’s freedom of action with regard to seeking compensation in connection with sublicensing or distributing any Company Products (whether in source code or executable code form) or similar obligations that require the disclosure, redistribution or licensing of any source code of Proprietary Software underlying such Company Products. Except as set forth on Schedule 3.15(i) of the Disclosure Schedules, the Company and its Subsidiaries have not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any proprietary software of the Company or any of its Subsidiaries or (ii) distributed Open Source Materials in conjunction with or for use with any proprietary software of the Company or any of its Subsidiaries.
(j)    No source code of any software owned by the Company or any of its Subsidiaries has been licensed or otherwise provided to a third party other than to consultants and contractors performing work on behalf of the Company or any of its Subsidiaries who are bound by confidentiality obligations with respect to such source code. The Company has not disclosed or delivered to any escrow agent or any other Person any of the source code of any software owned by the Company or any of its Subsidiaries, and no Person has the right, contingent or otherwise, to obtain access to or use any such source code. The Company and its Subsidiaries have in their possession all of the source code and all related technical and other information required to enable their appropriately skilled employees to maintain and support the Company’s proprietary software.
(k)    The Company or its Subsidiary, as the case may be, owns or has rights to access and use all Domains and all internal computer and technology systems used to process, store, maintain and operate data, information and functions used in connection with the Business or otherwise necessary for the conduct of the Business. The Company and its Subsidiaries have taken all reasonable steps to secure such internal computer and technology systems from unauthorized access or use by any Person, and to enable the continued, uninterrupted and error-free operation of such systems. Such systems are adequate for the operation of the Business, and to the Knowledge of the Sellers are in good working condition (normal wear and tear excepted), and to the Knowledge of the Sellers, are free of all viruses, worms, Trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature that would materially disrupt their operation or have a material adverse impact on the operation of such systems. There has not been any malfunction with respect to any of such systems since January 1, 2015 that has not been remedied or replaced in all material respects. No capital expenditures are necessary with respect to the use of such systems other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company.
(l)    No government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of any Company Owned Intellectual Property. To the Knowledge of the Sellers, no employee of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company Owned Intellectual Property, has performed services for the government, university, college, or other educational institution or research center with respect to technology or inventions related to Company Owned Intellectual Property during a period of time during which such employee was also performing services for the Company or any of its Subsidiaries.
Section 3.16    Taxes.

(a)    On-Site Manager, Inc. has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times since January 1, 2007. DepositIQ is properly treated as a partnership for U.S. federal income tax purposes. On-Site Manager, Inc. will not be liable for any Tax under Code Section 1374 or 1375 or any similar provision of state, local or foreign Law in connection with the transactions contemplated by this Agreement.

(b)    Since January 1, 2007, each of the Company, On-Site Data, Relocation Services, On-Site Labs, and DepositIQ has timely filed (or has had timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it (taking into account for this purpose any extensions) by or with respect to any of the Company, On-Site Data, Relocation Services, On-Site Labs, DepositIQ, the Purchased Assets, or the Business, and such Tax Returns are true, correct and complete in all material respects.

(c)    Since January 1, 2007, each of the Company, On-Site Data, Relocation Services, On-Site Labs, and DepositIQ has fully and timely paid all Taxes that have become due and payable in accordance with applicable Law. There are no unpaid Taxes of the Company, On-Site Data, Relocation Services, On-Site Labs, or DepositIQ or relating or attributable to the Purchased Assets or the Business for which Buyer or its Affiliates could become liable as a result of the transactions contemplated in this Agreement. The reserve for Tax liability (not to include any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Interim Financial Statements, the June 2017 Audited Financial Statements (when delivered pursuant to Section 5.10(b)), and each set of the Pre-Closing Monthly Financial Statements (when delivered pursuant to Section 5.10(a) is sufficient as of its date for the payment of any accrued and unpaid Taxes of any nature of On-Site Labs and DepositIQ. All Taxes of On-Site Labs and DepositIQ accrued following the end of the most recent period covered by the Interim Financial Statements, by the June 2017 Audited Financial Statements (when delivered pursuant to Section 5.10(b)), and by each set of the Pre-Closing Monthly Financial Statements (when delivered pursuant to Section 5.10(a)) have been accrued in the ordinary course of business.
(d)    Since January 1, 2007, each of the Company, On-Site Data, Relocation Services, On-Site Labs, and DepositIQ has withheld or collected all Taxes required to be withheld or collected by it, and all such Taxes have been paid to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due.
(e)    Since January 1, 2007, no claim has been made by any Governmental Authority in a jurisdiction where any of the Company, On-Site Data, Relocation Services, On-Site Labs, or DepositIQ does not file a Tax Return that the Company, On-Site Data, Relocation Services, On-Site Labs, or DepositIQ is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.
(f)    Since January 1, 2007, none of the Company, On-Site Data, Relocation Services, On-Site Labs, or DepositIQ has granted, and there are not currently in effect, any waivers of applicable statutes of limitations with respect to any Taxes owed by any of the Company, On-Site Data, Relocation Services, On-Site Labs, or DepositIQ for any year.
(g)    Since January 1, 2007, none of the Company, On-Site Data, Relocation Services, On-Site Labs, or DepositIQ has received any written notice that it is a party to any Action by any Governmental Authority in respect of any Tax, nor does any of the Company, On-Site Data, Relocation Services, On-Site Labs, or DepositIQ have knowledge of any pending or threatened Action by any Governmental Authority in respect of any Tax. There are (i)

no outstanding asserted deficiencies or assessments of Taxes from any Governmental Authority with respect to the Company, On-Site Data, Relocation Services, On-Site Labs, or DepositIQ that have been received in writing by any of the Company, On-Site Data, Relocation Services, On-Site Labs, or DepositIQ and (ii) no outstanding closing agreement, ruling request, or request to consent to change a method of accounting made by the Company, On-Site Data, Relocation Services, On-Site Labs, or DepositIQ with respect to Taxes.
(h)    All deficiencies asserted or assessments made against the Company, On-Site Data, Relocation Services, On-Site Labs, or DepositIQ as a result of any examinations by any taxing authority have been fully paid.
(i)    There are no Tax liens on any of the Purchased Assets or on the assets of On-Site Labs or DepositIQ other than, in each case, liens for Taxes not yet past due or payable.
(j)    None of the Company, On-Site Data, Relocation Services, On-Site Labs, or DepositIQ is a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or has any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.
(k)    Since January 1, 2007, none of the Company, On-Site Data, Relocation Services, On-Site Labs, or DepositIQ has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes. None of the Company, On-Site Data, Relocation Services, On-Site Labs, or DepositIQ has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or any corresponding provision of state, local or foreign income Tax Law.
(l)    Neither On-Site Labs nor DepositIQ will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of (i) any change in method of accounting made prior the Closing, (ii) any “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed prior to the Closing, (iii) the installment method of accounting, the completed contract method of accounting, the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (iv) any prepaid amount or deferred revenue received prior to the Closing, (v) the discharge of any Indebtedness made prior to the Closing under section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Law), (vi) any debt instrument held prior to the Closing that was acquired with “original issue discount” as defined in section 1273(a) of the Code or subject to the rules set forth in section 1276, (vii) any open transaction disposition made prior to the Closing or (viii) any intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(m)    Neither On-Site Labs nor DepositIQ is a party to any Contract or plan that (i) in the case of On-Site Labs, has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of On-Site Labs, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, (ii) could entitle an individual to any gross-up, make-whole or other additional payment from On-Site Labs nor DepositIQ in respect of any Tax (including Taxes imposed under Section 409A and 4999 of the Code) or interest or penalty related thereto, or (iii) could obligate it to make any payments that would be includible in gross income pursuant to Section 457A of the Code.
(n)    Since January 1, 2007, none of the Company, On-Site Data, Relocation Services, On-Site Labs, or DepositIQ has entered into or participated in any "reportable transaction" for purposes of Treasury Regulations Section 1.6011-4(b) or Section 6111 of the Code or any analogous provisions of state or local Law. Each of the Company, On-Site Data, Relocation Services, On-Site Labs, and DepositIQ has disclosed on its federal Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(o)    None of the Company, On-Site Data, or Relocation Services is a “foreign person” within the meaning of Section 1445 of the Code.
(p)    Schedule 3.16(p) of the Disclosure Schedules sets forth the name, type of entity, jurisdiction of formation, and tax classification of each of the Company, On-Site Data, Relocation Services, On-Site Labs, and DepositIQ and all foreign jurisdictions in which any of the Company, On-Site Data, Relocation Services, On-Site Labs, or DepositIQ is subject to Tax, is engaged in business or has a permanent establishment. Neither On-Site Labs nor DepositIQ has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Neither On-Site Labs nor DepositIQ has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.
(q)    None of the Purchased Assets is owned (or deemed to be owned) by any Tax partnership, as defined in Section 761 of the Code and the related Treasury Regulations, or any analogous provision of applicable Tax Law.
(r)    Each of the Company, On-Site Data, Relocation Services, On-Site Labs, and DepositIQ is in compliance with all terms and conditions of any Tax holiday, Tax exemption or other Tax reduction agreement or order applicable to the Purchased Assets or the Business (each a “Tax Incentive”), and the consummation of the transactions contemplated in this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
Section 3.17    Environmental Matters.
(a)    Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all applicable Environmental Laws. None of the Company, any of its Subsidiaries or any of its or their executive officers has received since January 1, 2014, nor, to the Knowledge of the Sellers, is there any basis for, any notice, request for information, communication or complaint from a Governmental Authority or other Person alleging that the Company or any of its Subsidiaries has any material liability under any Environmental Law or is not in compliance in any material respect with any Environmental Law.
(b)    No Hazardous Substances are or, to the Knowledge of the Sellers, have been present, and there is and, to the Knowledge of the Sellers, has been no Release or threatened Release of Hazardous Substances nor any Remediation or corrective action of any kind relating thereto, on, in, at or under any properties (including any buildings, structures, improvements, soils or subsurface strata, surface water bodies or drainage ways, and ground waters thereof) (i) currently or formerly owned, leased or operated by or for the Company or any of its Subsidiaries or any predecessor company; (ii) to which the Company or any of its Subsidiaries has sent any Hazardous Substances; or (iii) with respect to which the Company or any of its Subsidiaries may reasonably be expected to have any material liability. No underground improvement, including any treatment or storage tank or water, gas or oil well, is or, to the Knowledge of the Sellers, has been located on any property described in the foregoing sentence.
(c)    There is no pending or, to the Knowledge of the Sellers, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Sellers, threatened Action with respect to the Company or any of its Subsidiaries relating to Hazardous Substances or otherwise under any Environmental Law.
(d)    Each of the Company and its Subsidiaries holds all Environmental Permits that are required to be held by it under applicable Law, and is and has been in compliance therewith in all material respects. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(e)    The Company and its Subsidiaries have provided to the Buyer all Permits, audits and other reports pertaining to compliance with Environmental Law and all “Phase I,” “Phase II” or other environmental reports in their possession, or to which they have reasonable access, addressing every location ever owned, operated or leased by the Company or any of its Subsidiaries or at which the Company or any of its Subsidiaries actually or may reasonably be expected to have liability under any Environmental Law.
Section 3.18    Material Contracts.
(a)    Except as set forth in Schedule 3.18(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to or is bound by any Contract of the following nature (such Contracts as are required to be set forth in Schedule 3.18(a) of the Disclosure Schedules being “Material Contracts”):
(i)    any Contract for the sale of goods or services or the purchase of goods or services by the Company or any of the Subsidiaries involving receipts or payments in excess of $100,000 in the aggregate, which goods or services have not been fully delivered or performed as of the date hereof;
(ii)    any Contract relating to or evidencing Indebtedness in excess of $100,000;
(iii)    any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed, guaranteed or agreed to act as surety for, any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;
(iv)    any Contract with any Governmental Authority (excluding customer contracts with governmental housing providers entered into in the ordinary course of business involving receipts or payments of less than $100,000 in the aggregate);
(v)    any Contract with any Related Party of the Company or any of its Subsidiaries;
(vi)    any employment or consulting Contract, other than Contracts for employment covered in clause (v);
(vii)    any Contract that limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Company and its Subsidiaries to sell to or purchase from any Person or to hire any Person, contains any other provision granting “exclusivity”;
(viii)    any Contract that grants the counterparty or any third party (A) ”most favored nation” status, (B) any rebate, credit or other analogous benefit (whether upon the satisfaction of milestones or otherwise), or (C) any other price protection, price adjustment or discount rights;
(ix)    any Contract that requires a consent to or otherwise contains a provision relating to a “change of control” or that requires a consent to the transactions contemplated by this Agreement or the Ancillary Agreements;
(x)    any Contract pursuant to which the Company or any of its Subsidiaries is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company or a Subsidiary thereof), (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $25,000;
(xi)    any Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $25,000;

(xii)    any Contract providing for material indemnification rights or obligations to or from any Person with respect to liabilities relating to the Company, other than Contracts entered into in the ordinary course of business;
(xiii)    (A) Inbound License Agreement; (B) Outbound License Agreement (other than customer contracts entered into in the Company’s ordinary course of business); (C) Contract that limits the Company’s rights to use, or enforce or register Intellectual Property owned, used, or held for use by the Company, including covenants not to sue and coexistence agreements; or (D) other material Contract relating to Intellectual Property;
(xiv)    any joint venture or partnership, merger, asset or stock purchase or divestiture Contract relating to the Company or any of its Subsidiaries and any letter of intent or term sheet relating to any prospective future joint venture, partnership, acquisition or divestiture;
(xv)    any Contract with any labor union or providing for benefits under any Plan;
(xvi)    any hedging, futures, options or other derivative Contract;
(xvii)    any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any of its Subsidiaries;
(xviii)    any Contract relating to settlement of any administrative or judicial proceedings since January 1, 2014;
(xix)    any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or any of their respective businesses; and
(xx)    any other Contract, whether or not made in the ordinary course of business that (A) involves a future or potential liability or receivable, as the case may be, in excess of $100,000 on an annual basis or in excess of $100,000 over the current Contract term, (B) has a term greater than one year and, except for customer Contracts of the Company and/or any of its Subsidiaries, cannot be cancelled by the Company or a Subsidiary of the Company without penalty or further payment and without more than 30 days’ notice or (C) is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.
(b)    Each Material Contract is a legal, valid, binding and enforceable agreement of the Company or Subsidiary party thereto (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law)) and, to the Knowledge of the Sellers, each other party thereto, and is in full force and effect and, except as set forth on Schedule 3.18(b) of the Disclosure Schedules, will continue to be in full force and effect on identical terms immediately following the Closing Date. None of the Company or any of its Subsidiaries or, to the Knowledge of the Sellers, any other party is in breach or violation of, or (with or without notice or lapse of time or both) default under, any Material Contract, nor has the Company or any of its Subsidiaries received any written, or reasonably definitive oral indication of a, claim of any such breach, violation or default. The Sellers have delivered or made available to the Buyer true and complete copies of all Material Contracts, including any amendments thereto. For the avoidance of doubt, all documents and other materials posted in the Data Room and available for review by Buyer or its Representatives for at least ten Business Days prior to the date hereof shall be deemed delivered and made available to Buyer and its Representatives for purposes of this Agreement.

Section 3.19    Affiliate Interests and Transactions. Except for this Agreement, the Significant Owner Agreements, Lease Agreement, the Independent Contractor Agreements, the Consulting Agreement, the Employment Agreements and the Employment Arrangements, there are no Contracts by and between the Sellers, on the one hand, and any Related Party of the Sellers, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Sellers (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters), excluding any such Contracts entered into in such Related Party’s capacity as a director or officer and listed on Schedule 3.19 of the Disclosure Schedules.
Section 3.20    Insurance. Schedule 3.20 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company or any of its Subsidiaries, together with the carriers and liability limits for each such policy. All such policies are in full force and effect. All premiums with respect thereto have been paid to the extent due. None of the Company or its Subsidiaries have received written notice, or a reasonably definitive oral indication, of, nor to the Knowledge of the Sellers, is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. The types and amounts of coverage provided in such insurance policies are usual and customary in the context of the Business.
Section 3.21    Privacy and Security.
(a)    The Company and each of its Subsidiaries are, and have at all times been, in compliance with (i) all Laws regarding the protection, storage, use, and disclosure of Personal Data; (ii) the privacy policies and other Contracts (or portions thereof) in effect between such Company and customers and end users of such Company’s products and services, and (iii) Contracts (or portions thereof) between such Company or any of its Subsidiaries, and vendors, marketing affiliates, and other business partners, in each case in clauses (ii) and (iii), that are applicable to the use and disclosure of Personal Data (such policies and Contracts being hereinafter referred to as “Privacy Agreements”). The Company has delivered or made available to Buyer accurate and complete copies of all of the Privacy Agreements of such Company and its Subsidiaries. The Privacy Agreements do not require the delivery of any notice to or consent from any Person, or prohibit the transfer of Personal Data collected and in the possession or control of such Company to Buyer, in connection with the execution, delivery, or performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement. The Company and its Affiliates have confidentiality agreements in place with all vendors or other Persons whose relationship with such Company or any of its Affiliates involves the collection, use, disclosure, storage, or processing of Personal Data on behalf of such Company or any of its Affiliates, which agreements require such Persons to protect such Personal Data in a manner consistent with such Company’s and its Affiliates’ obligations in the Privacy Agreements and in compliance with applicable Laws. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement will result in any violation of any Privacy Agreements or any Law pertaining to privacy or Personal Data. The Company and its Subsidiaries have safeguards in place to protect Personal Data in the Company’s or any of its Subsidiaries’ possession or control from unauthorized access by third parties, including the Company’s and its Subsidiaries’ employees and contractors that are, to the Knowledge of the Sellers, reasonable. No Person has made any illegal or unauthorized use of Personal Data that was collected by or on behalf of the Company or its Subsidiaries and is in the possession or control of any Company or any of its Subsidiaries. Further, there has not been any data security breach in connection with Personal Data that would require the Company or any of its Subsidiaries to notify a Person or Governmental Authority of such breach. There is no pending Action, and, to the Knowledge of the Sellers, no Person has threatened to commence any Action alleging that any Person has made any illegal or unauthorized use of Personal Data that was collected by or behalf of the Company or any of its Subsidiaries and is in the possession or control of the Company or any of its Subsidiaries.
(b)    The Company and its Subsidiaries post policies with respect to the matters set forth in Section 3.21(a) on any websites used by the Company or its Subsidiaries in connection with the Business in conformance with Laws regarding Personal Data. The Company’s and its Subsidiaries’ privacy policies disclose how the Company and its Subsidiaries use, collect and receive Personal Data and sensitive non-personally identifiable information and the Company and its Subsidiaries are in compliance in all material respects with the terms of their published privacy policy.

(c)    (i) To the Knowledge of the Sellers, the advertisers and other Persons with which the Company or its Subsidiaries have entered into Privacy Agreements have not breached any such Privacy Agreements or any Laws regarding Personal Data, (ii) the Company and its Subsidiaries do not serve advertisements into advertising inventory created by downloadable software that launches without a user’s express activation and (iii) the Company and its Subsidiaries have not received, to the Knowledge of the Sellers, a material volume of consumer complaints relative to software downloads that resulted in the installation of any of the Company’s or its Subsidiaries’ tracking technologies.
(d)    Each of the Company and each of its Subsidiaries, is in compliance, in all material respects, with and has at all times complied, in all material respects, with all applicable requirements contained in the Payment Card Industry Data Security Standards (“PCI DSS”) relating to “cardholder data” (as such term is defined in the PCI DSS, as amended from time to time) with respect to all such cardholder data that has come into its possession. Neither the Company nor any of its Subsidiaries has received written, or reasonably definitive oral, notice that it is in non-compliance with any PCI DSS standards. To the Knowledge of the Sellers, the Company and its Subsidiaries are in compliance with all PCI DSS standards that are expected to be implemented in the 12 months following the date hereof. Neither the Company nor any of its Subsidiaries has ever experienced a security breach involving any such cardholder data.
Section 3.22    Customers and Suppliers.
(a)    Schedule 3.22(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names and addresses of all customers of the Company and its Subsidiaries with a billing for each such client of $100,000 or more during the 12 months ended March 31, 2017, (ii) the amount for which each such client was invoiced during such period and (iii) the percentage of the consolidated total sales of the Company and its Subsidiaries represented by sales to each such customer during such period. None of the Company and its Subsidiaries have received any written, or reasonably definitive oral, notice or has any reason to believe that any of such clients (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Company or its Subsidiaries or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Company or its Subsidiaries. For avoidance of doubt, the prior sentence shall not require disclosure of cancellations by clients with respect to individual properties for which the annual revenues are less than $50,000 as long as the aggregate annual revenues of properties of the same client that are the subject of cancellations does not exceed $100,000.
(b)    Schedule 3.22(b) of the Disclosure Schedules sets forth a true and complete list of (i) all suppliers and service providers of the Company and its Subsidiaries from which the Company or a Subsidiary ordered products or services with an aggregate purchase price for each such supplier or service provider of $100,000 or more during for the 12 months ended March 31, 2017 and (ii) the amount for which each such supplier or service provider invoiced the Company or such Subsidiary during such period. None of the Company and its Subsidiaries have received any written, or reasonably definitive oral, notice or has any reason to believe that there will be any material adverse change in the provision or price of such supplies or services.
Section 3.23    Brokers. Except as set forth on Schedule 3.23 of the Disclosure Schedules, the fees and expenses of which will constitute Transaction Expenses and be paid at Closing, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers or the Company or any of its Subsidiaries. The Buyer has been furnished with a complete and correct copy of all agreements set forth on Schedule 3.23 of the Disclosure Schedules.
Section 3.24    No Competitor Technology; No Violation of Agreements with Certain Competitors.
(a)     Without limiting the generality of any other representations or warranties contained in this Agreement, the Purchased Assets will not contain, in any electronic or hard copy form, any technology or other confidential or proprietary information or property originating from Yardi Systems, Inc., MRI Software LLC,

Entrata Inc., CoStar Group, Inc., or any of their respective predecessors, successors, assigns, parent companies, subsidiaries, or affiliated organizations, or any past or present officers, directors, partners, shareholders, agents, representatives, servants or employees of any of them (each, a “Specified Competitor”) (any such technology or other confidential or proprietary information or property originating from a Specified Competitor is referred to as “Competitor Technology”). No Seller has breached any contract between such Seller and any of the Specified Competitors.
(b)    No Competitor Technology is required to operate the Business as currently conducted by Sellers and as contemplated to be conducted in the future by Buyer.
(c)    In the operation of its Business as currently conducted by Sellers and as contemplated to be conducted in the future by Buyer, Sellers’ products and services interface with Specified Competitor software applications and databases only through standard interfaces, generally made available by such Specified Competitors to their customers, and not through a custom-built interface.
(d)    Except as set forth in Schedule 3.24 of the Disclosure Schedules, since January 1, 2012, no Seller has, directly or through any subcontractor or other third party, provided any consulting or similar services regarding Competitor Technology, or otherwise operated as a member of any consultant network of a Specified Competitor.
Section 3.25    No Other Representations of Seller Parties. The representations and warranties made by the Seller Parties in this Agreement (as modified by the Disclosure Schedule) are the exclusive representations and warranties made by the Seller Parties in connection with the transactions contemplated by this Agreement. The Seller Parties hereby disclaim any other express or implied representations or warranties with respect to such matters. Except for the representations and warranties in this Agreement (as modified by the Disclosure Schedule), the Seller Parties hereby disclaim, on behalf of themselves, their respective Affiliates and their respective representatives (a) any other representations or warranties, whether made by any Seller Party or their respective Affiliates or any of their respective Representatives or any other Person and (b) all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated, or furnished (orally or in writing) to the Buyer Parties or their Affiliates or Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to the Buyer Parties or their Affiliates or their respective Representatives by any Seller Party, their respective Representatives or any of their respective Affiliates). For the avoidance of doubt, except for the representations and warranties contained in this Agreement, none of the Seller Parties nor any of their respective Affiliates or Representatives makes any representations or warranties to the Buyer Parties or any other Person regarding the probable success or profitability of the Business after the date hereof. Notwithstanding the foregoing, the Seller Parties hereby expressly agree and acknowledge that the Buyer Parties may rely, and are relying, on the representations and warranties in this Agreement (as modified by the Disclosure Schedule).
Section 3.26    No Other Representations of Buyer Parties; Non-Reliance
. Except for the specific representations and warranties made by the Buyer Parties in this Agreement (as modified by the applicable schedule(s), if any), (a) each Seller Party acknowledges and agrees that (i) none of the Buyer Parties or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Buyer Parties or any of their Affiliates and Subsidiaries, in respect of its or their business, the Buyer, the Buyer’s Affiliates, the Buyer’s subsidiaries, or any of the Buyer’s or its Affiliates’ and Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), and (ii) no officer, agent, representative or employee of the Buyer or any of its Affiliates and Subsidiaries has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided; and (b) each Seller Party specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Buyer Parties have specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
Each Buyer Party hereby represents and warrants to the Seller Parties as follows, jointly and severally:
Section 4.1    Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 4.2    Authority. Each Buyer Party has full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Buyer Party of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by such Buyer Party of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which a Buyer Party will be a party will have been, duly executed and delivered by such Buyer Party and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which a Buyer Party will be a party will constitute, the legal, valid and binding obligations of such Buyer Party, enforceable against such Buyer Party in accordance with their respective terms.
Section 4.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by each Buyer Party of this Agreement and each of the Ancillary Agreements to which such Buyer Party will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(i)    conflict with or violate the certificate of incorporation or bylaws of the Parent or the certificate of formation or limited liability company agreement of the Buyer;
(ii)    conflict with or violate any Law applicable to the Buyer Parties; or
(iii)    result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which any Buyer Party is a party;
except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer Parties to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.
(b)    No Buyer Party is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by each Buyer Party of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) any filings required to be made under the HSR Act, (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws and (iii) such notices, authorizations, approvals, orders, permits or consents, the failure of which to be obtained or made, individually or in the aggregate, have not and would not reasonably be expected to materially impair, or prevent or materially delay, the ability of the Buyer Parties to consummate any of the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 4.4    Financing. The Buyer or Parent has, or will have at the Closing, sufficient funds to permit the Buyer Parties to consummate the transactions contemplated by this Agreement. The Buyer or Parent has, or will have at and as of each Release Date, sufficient funds to pay to the Sellers the respective Holdback Amount to be paid to the Sellers in accordance with the provisions of Section 8.5(a)(i) and Section 8.5(a)(ii) hereof.
Section 4.5    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer Parties.
Section 4.6    Litigation. There is no Action pending or, to the Buyer Parties’ knowledge, threatened against Buyer, Parent or any of its Affiliates seeking to specifically prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 4.7    No Other Representations of Buyer Parties.
The representations and warranties made by the Buyer Parties in this Agreement (as modified by the applicable schedule(s), if any) are the exclusive representations and warranties made by the Buyer Parties in connection with the transactions contemplated by this Agreement. The Buyer Parties hereby disclaim any other express or implied representations or warranties with respect to such matters. Except for the representations and warranties in this Agreement (as modified by the applicable schedule(s), if any), each Buyer Parties hereby disclaims, on behalf of itself, its Affiliates and Subsidiaries and its and their respective representatives (a) any other representations or warranties, whether made by any Buyer Party, its Affiliates and Subsidiaries and its and their respective representatives or any other Person and (b) all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated, or furnished (orally or in writing) to any Seller Party, its Affiliates or any of their respective representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to any Seller Party, its Affiliates or any of their respective representatives by any Buyer Party, its representatives or any of their respective Affiliates). Notwithstanding the foregoing, the Buyer Parties hereby expressly agree and acknowledge that the Seller Parties may rely, and are relying, on the representations and warranties in this Agreement (as modified by the applicable schedule(s), if any).
Section 4.8    No Other Representations of Seller Parties; Non-Reliance. Except for the specific representations and warranties made by the Seller Parties in this Agreement (as modified by the Disclosure Schedule), (a) Buyer acknowledges and agrees that (i) none of any Seller, any Seller Owner or any other Person has made or makes any other express or implied representation or warranty, either written or oral, at law or in equity, on behalf of any Seller Party, in respect of the Business, the Sellers, the Company, the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the Company’s business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Sellers furnished to Buyer or its representatives or made available to the Buyer Parties and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever, and (ii) no officer, agent, representative or employee of any of the Sellers or the Seller Owners has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided; (b) each Buyer Party specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Seller Parties have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) each Buyer Party specifically disclaims any obligation or duty by the Sellers or the Seller Owners to make any disclosures of any fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article III of this Agreement.

ARTICLE V
COVENANTS
Section 5.1    Conduct of Business Prior to the Closing. Except as otherwise set forth on Schedule 5.1, between the date of this Agreement and the Closing, unless the Buyer shall otherwise agree in writing, each Seller shall, and each Seller Owner shall cause each Seller to, operate and conduct the Business only in the ordinary course of business consistent with past practice, and (w) preserve substantially intact the Business and their business organization and assets; (x) keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries; (y) preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations; and (z) keep and maintain their assets and properties in good repair and normal operating condition, ordinary wear and tear excepted. By way of amplification and not limitation, between the date of this Agreement and the Closing Date, each Seller Party, in respect of the Company or any of its Subsidiaries, shall not, and shall cause each of the Company and its Subsidiaries not to, do or propose to do, directly or indirectly, any of the following, except as expressly contemplated by this Agreement or with the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed):
(a)    sell, lease, license or otherwise dispose of (i) any of the Purchased Assets, other than in the ordinary course of business, or (ii) any of the capital stock of or other member or equity interests in any Seller;
(b)    mortgage or pledge any of the Purchased Assets or subject any of the Purchased Assets to any Encumbrance;
(c)    enter into or amend any Assumed Contract other than in the ordinary course of the Business consistent with past practice;
(d)    except as required pursuant to new Contracts entered into in the ordinary course of business, make or commit to make capital expenditures relating to the Business in excess of $100,000 in the aggregate;
(e)    (i) make, revoke or modify any Tax election (except as expressly contemplated by this Agreement) with respect to DepositIQ or the Company, (ii) take any action that would result in the termination of On-Site Manager, Inc.’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code, (iii) take or permit any action that would result in DepositIQ being treated as a corporation for purposes of U.S. federal income Taxes and any applicable state income Taxes, and (iv) with respect to DepositIQ or the Company, change any annual Tax accounting period, change any Tax method of accounting, enter into any closing agreement with respect to any Tax, settle or compromise any Tax liability or Tax claim, surrender any right to claim a Tax refund, offset or other reduction in Tax, or file or amend any Tax Return other than as permitted pursuant to Section 6.2 hereof;
(f)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of any Seller; or
(g)    announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.
Section 5.2    Covenants Regarding Information.
(a)    From the date hereof until the Closing Date, each Seller Party shall, and shall cause the Company and its Subsidiaries, and their respective Representatives to, afford the Buyer Parties and their Representatives complete access (including for inspection and copying) at all reasonable times during normal business hours, and with reasonable prior notice to the Representatives, properties, offices, plants and other facilities, books and records of the

Company and each of its Subsidiaries, and shall furnish the Buyer Parties with such financial, operating and other data and information as the Buyer Parties may reasonably request. Notwithstanding anything in this Section to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Seller Parties to disclose (i) due diligence questions, lists or investigations conducted by others, names, bids, letters of intent, expressions of interest, or other proposals received from others in connection with the proposed sale of the Company and its Subsidiaries solicited by VistaPoint Advisors, LLC or other information and analyses relating to such communications or (ii) information (w) subject to attorney-client privilege, (x) which would conflict with any confidentiality obligations to which the Seller Parties are bound (y) in violation of applicable Law, or (z) that forms a part of the analysis of this Agreement and the transactions contemplated hereby by the Seller Parties.
(b)    On the Closing Date, each Seller will deliver, or cause to be delivered, to the Buyer all original (and any and all copies of) agreements, documents, and books and records and all computer disks, records or tapes or any other storage medium on which agreements, documents, books and records, files and other information relating to the business and operations of the Company and its Subsidiaries are stored, in each case, that are in the possession or under the control of any Seller. Following the Closing Date, no Seller Party shall retain in its possession or under its control, in any form, any agreements, documents, or books and records, or any computer disks, records or tapes or any other storage medium that contains copies of any agreements, documents, books and records, files and other information relating to the business and operations of the Company and its Subsidiaries (including any personal or other information stored on any media by any employees of the Company or any of its Subsidiaries), including any of the foregoing that is stored on any server or other storage media maintained by a third party on behalf of any Seller Party (including any “cloud” storage platform). If, notwithstanding the foregoing, any Seller Party discovers following the Closing Date that he, she or it is in possession of or has under his, her or its control any agreements, documents, or books and records or any computer disks, records or tapes or any other storage medium on which any agreements, documents, books and records, files and other information relating to the Business and operations of the Company and its Subsidiaries are stored, such Seller Parties shall (x) deliver to the Buyer any such information which may not have been previously delivered pursuant to the first sentence of this Section 5.2(b) and (y) thereafter permanently delete and erase all such information (including all copies thereof) in its possession or under its control as soon as reasonably practicable.
(c)    Notwithstanding the provisions of Section 5.2(b), the Seller Parties shall not be required to deliver information to the Buyer to the extent disclosure of such information would (i) jeopardize any attorney-client privilege, protection under the work product doctrine or other legal privilege, (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof or (iii) relate to any consolidated, combined or unitary Return filed by the Sellers or any of their respective Affiliates or any of their respective predecessor entities.
Section 5.3    Exclusivity. Each Seller Party agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, he, she or it shall not, and shall take all action necessary to ensure that none of the Sellers or any of their respective Affiliates or Representatives shall, directly or indirectly:
(a)    solicit, initiate, knowingly encourage or accept any other proposals or offers from any Person (i) relating to any direct or indirect acquisition or purchase of all or any portion of the capital stock or other equity or ownership interest of the Company or any of its Subsidiaries or assets of the Company or any of its Subsidiaries, other than inventory to be sold in the ordinary course of business consistent with past practice, (ii) to enter into any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries (each, an “Alternate Transaction”); or
(b)    with the intention of doing so, participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Each Seller Party immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

The Sellers Representative shall notify the Parent promptly, but in any event within 24 hours, orally and in writing if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to the Parent shall indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or other contact and, to the extent known, the terms and conditions of such proposal, offer, inquiry or other contact. No Seller Party shall, and each such Person shall cause the Sellers not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any Seller Party is a party, without the prior written consent of the Buyer.
Section 5.4    Notification of Certain Matters. The Sellers Representative shall give prompt written notice to Parent of (a) the occurrence or non-occurrence of any change, condition or event, the occurrence or non‑occurrence of which would render any representation or warranty of a Seller Party contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate, (b) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (c) any failure of a Seller Party or any of their respective Affiliates to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer Parties’ obligations hereunder, (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (e) any Action pending or, to the Knowledge of the Sellers, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements. No notice to Parent of the matters set forth in clauses (a) through (e) of this Section 5.4 with respect to any material matter, condition or occurrence hereunder arising, which, if existing or occurring on any date prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule (“Updated Schedules”), shall be deemed to cure any breach of or alter any representation or warranty made in this Agreement so as to (i) permit the Closing to occur or (ii) affect any Indemnified Party’s right to indemnification pursuant to ARTICLE VIII, unless the Sellers Representative can demonstrate any such Updated Schedule relates solely to matters, conditions or occurrences that arose after the date of this Agreement, in which case the Indemnified Parties shall only be entitled to indemnification for Losses arising out of the disclosure on such Updated Schedule in an aggregate amount of up to $150,000. In addition, if, following delivery of the Updated Schedules, Parent reasonably determines that the amount of potential Losses resulting from the updated matters set forth on the Updated Schedules is reasonably likely to exceed $150,000, individually or in the aggregate, Parent shall be entitled to immediately terminate this Agreement upon written notice to Sellers Representative.
Section 5.5    Release of Indemnity Obligations. Effective as of the Closing, each Seller Party does hereby, for itself and each of its Affiliates (excluding the Company and its Subsidiaries other than On-Site Plant) and each of its and their Related Parties (each, a “Seller Releasing Party”), irrevocably release, waive and absolutely forever discharge the Company and each of its Subsidiaries and all of their respective, past, present and future officers, directors, agents, representatives, successors and assigns (collectively, the “Released Persons”), from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of every type and nature whatsoever, known or unknown, at law or in equity (each a “Claim” and collectively, the “Claims”), that any Seller Releasing Party has had, may now have or may hereinafter have against any Released Person relating to, arising out of or resulting from any matter, act or omission whatsoever during all periods through the Closing and whether or not first asserted before or after the Closing (together, the “Released Matters”). The Released Matters shall not include (i) any agreement listed on Schedule 5.5 of the Disclosure Schedules or (ii) this Agreement or any Ancillary Agreement. It is the intention of each Seller Party in providing this release to the Released Persons, and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters and the final resolution by the applicable Seller Releasing Party, the Company and its Subsidiaries of all Released Matters.
Section 5.6    Confidentiality.
(a)    Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated December 16, 2013 between Parent and the Company. (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.6(a) shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)    For a period of five years following the Closing Date, each Seller Party shall not, and each Seller Party shall cause its Affiliates and its and their respective Representatives not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that any Seller Party or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as such Seller Party or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies the Parent of the existence, terms and circumstances surrounding such request and consults with the Parent on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information at Buyer’s expense; and (iv) disclosure of such Confidential Information is required to prevent such Seller Party or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law. Furthermore, any Seller Party or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as such Seller Party or such Affiliate reasonably determines it is reasonably necessary or appropriate in order to narrow or oppose the efforts of a third party with respect to any subpoena, civil investigative demand or order issued by a Governmental Authority. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Company or its Subsidiaries or the transactions contemplated hereby (other than data or information that (w) is known or available through other lawful sources not known by the Seller Parties to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Sellers; (x) is or becomes publicly known or generally known in the industry through no fault of the Seller Parties or their Representatives; (y) relates to the Tax aspects and consequences of the transactions contemplated by this Agreement, or (z) is released as part of a public announcement of this Agreement and the transactions contemplated hereby, as permitted by this Agreement). Furthermore, any Seller Party or its Affiliates may furnish Confidential Information to its legal, financial and tax advisors as reasonably necessary for such advisors to perform their duties to such Person, and as reasonably necessary to enable any such Person enforce their obligations under this Agreement.
Section 5.7    Consents and Filings; Further Assurances.
(a)    As soon as reasonably practicable, but in no event later than 20 Business Days following the date hereof or, if earlier, the deadline prescribed by Law, the Buyer and the Sellers shall file, or cause their respective Affiliates to file, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein to the extent required by the HSR Act (which forms shall specifically request early termination of applicable waiting periods prescribed by the HSR Act), as well as comparable pre-merger notification forms or other filings required by the Competition Laws of any applicable jurisdiction, as agreed to by the Buyer and the Sellers Representative. All filing fees incurred in connection with regulatory filings made pursuant to this Section 5.7 shall be paid one-half by the Buyer, on the one hand, and one-half by the Sellers, on the other hand.
(b)    The Buyer Parties and each Seller Party shall use their good faith efforts to furnish to each other all information required for any HSR Act filing or other filing to be made under any applicable Law in connection with the transactions contemplated by this Agreement. The Buyer and the Sellers Representative shall promptly inform each other of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any HSR Act filing or other filing or investigation. Neither the Buyer nor any Seller shall independently participate in any meeting or discussion, either in person or by telephone, with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law and the Confidentiality Agreement, the Buyer and the Sellers Representative will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to any HSR Act filing or other filing or investigation; provided, however, that notwithstanding the foregoing, the Buyer shall be entitled, after consultation with the Sellers Representative, to make all strategic and tactical decisions as to the manner in which to obtain any such consents, including any decision to make any filing or to enter into any agreement with a Governmental Authority regarding the timing of any investigation or waiting period relating to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, each party reserves the right to limit disclosure of any document, or portion thereof, submitted to any Governmental Authority with respect to any HSR Act filing or other filing to Buyer’s and the Sellers Representative’s respective outside counsel only.
(c)    Except as otherwise set forth in this Section 5.7, each Seller and the Buyer shall use their reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law. In furtherance and not in limitation of the foregoing, the Sellers shall permit the Buyer reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby, and the Sellers shall not settle or compromise any such claim, suit or cause of action without the Buyer’s written consent.
(d)    The Company and its Subsidiaries shall give promptly such notice to third parties and obtain such third-party consents and estoppel certificates as are explicitly required by this Agreement. The Buyer shall cooperate with and assist the Sellers in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Buyer shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement that the Buyer in its sole discretion may deem adverse to the interests of the Buyer or the Company or any of its Subsidiaries. The Sellers Representative shall provide the Buyer with copies of any consents or estoppel certificates obtained pursuant to this Section 5.7(d).
(e)    The Buyer on the one hand and the Sellers on the other hand shall each be responsible for paying any fees and other costs (including, but not limited to, legal and consultant fees) incurred by that party relating to any third-party consents, including but not limited to fees and other costs relating to the preparation of any filings or submissions to any Governmental Authority (other than filing fees incurred in connection with regulatory filings made pursuant to this Section 5.7, which shall be paid one-half by the Buyer, on the one hand, and one-half by the Sellers, on the other hand); provided, however, that no party shall be required to pay any fees or other payments to any Governmental Authority in order to obtain any such consent (other than filing fees incurred in connection with regulatory filings made pursuant to this Section 5.7, which shall be paid one-half by the Buyer, on the one hand, and one-half by the Sellers, on the other hand). If any objections are asserted with respect to the transactions contemplated hereby under any Competition Law or if any suit or proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violating any Competition Law, the Buyer and each Seller shall use their reasonable best efforts to promptly resolve such objections in order to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable, provided, however, that notwithstanding the foregoing, that each party hereto shall have the right, but not the obligation, to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement under any Competition Law, including but not limited to seeking to have any stay, injunction, or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.
(f)    Each Seller and the Buyer agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Company or any of its Subsidiaries any right or benefit under any lease, license, commitment or other Contract to which the Company or any Subsidiary is a party is not obtained prior to the

Closing, each Seller will, subsequent to the Closing, cooperate with the Buyer, the Company or any such Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.
(g)    From time to time after the Closing, and for no further consideration, each of the Parties shall, and shall cause its Subsidiaries to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
(h)    Notwithstanding anything herein to the contrary, the Buyer Parties shall not be required by this Section 5.7 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of the Buyer Parties or any of their respective Affiliates, (ii) limit the Buyer Parties’ freedom of action with respect to, or its ability to consolidate and control, the Business or the Purchased Assets or any of the Buyer’s or its Affiliates’ other assets or businesses, or (iii) limit the Buyer Parties’ ability to acquire or hold, or exercise full rights of ownership with respect to, the Purchased Assets.
Section 5.8    Termination of Indebtedness. Each Seller shall cause Debt Payoff Letters to be negotiated for all Payoff Indebtedness. Each Seller Party shall cause the Company and its Subsidiaries to deliver all notices and take all other actions reasonably requested by the Buyer Parties to facilitate the termination of all Contracts relating to Payoff Indebtedness, the termination of the commitments provided thereunder, the repayment in full of all obligations then outstanding thereunder (using funds provided by the Buyer) and the release of all Encumbrances in connection therewith on the Closing Date; provided, however, that in no event shall this Section 5.8 require any of the Sellers to cause the termination of any Contracts relating to Payoff Indebtedness other than as part of the Closing.
Section 5.9    Public Announcements. The Sellers Representative shall consult with Parent before issuing, and provide Parent the opportunity to review, comment upon and approve, any press release or other public statement with respect to the transactions contemplated hereby, and no Seller Party shall, or shall cause the Company or its Subsidiaries to, issue any such press release or make any such public statement prior to receiving such approval from Parent, except as may be required by applicable Law.
Section 5.10    Delivery of Additional Financial Statements.
(a)    Between the date hereof and the Closing, each Seller shall cause to be delivered to the Buyer within 10 days after the end of each calendar month an unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company and its Subsidiaries, together with all related notes and schedules thereto, in each case, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) (such sets of monthly financial statements, the “Pre-Closing Monthly Financial Statements”). To the extent that an independent auditor or accountant shall be engaged to prepare such financial statements contemplated pursuant to this Section 5.10(a), Buyer shall bear the costs thereof.
(b)    Sellers shall, at the expense of Buyer, promptly engage an auditor selected by Buyer to commence preparation of, and shall cooperate with the Buyer and such auditor in the preparation of, (i) audited financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2016 (the “2016 Audited Financial Statements”), (ii) audited financial statements of the Company and its Subsidiaries for the six months ended June 30, 2017 (the “June 2017 Audited Financial Statements”) and (iii) an audited Schedule of Revenues of the Company and its Subsidiaries for the twelve months ended June 30, 2017 (the “June 2017 Audited Schedule of Revenues”), in each case prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (which shall be completed on or before Closing) and any other document or materials required to satisfy any public filing requirements of the Buyer arising out of or otherwise relating to the consummation of the transactions contemplated in this Agreement.

Section 5.11    Lease Obligations of On-Site Plant. On or prior to the Closing, On-Site Plant shall, and each Seller shall cause On-Site Plant to, take all actions necessary to enter into the Lease Agreement. For the avoidance of doubt and notwithstanding anything herein to the contrary, the Purchased Assets shall not include (i) any real property owned by On-Site Plant or (ii) any shares, membership interests, partnership interests, participation interests or other equity interests or securities, or equivalents, of On-Site Plant.
Section 5.12    Data Room Contents. The Buyer and the Sellers Representative shall cooperate to ensure that each of the Buyer and the Sellers Representative receives a copy, on one or more DVDs, of the true, correct and complete contents of the Data Room as of the Closing Date, as promptly as practicable after the Closing Date.
Section 5.13    Record Retention. From and after the Closing until the seventh anniversary of the Closing, each party shall provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting party’s sole expense, reasonable access (including using commercially reasonable efforts to give access to Sellers’ auditors, accountants and other advisors reasonably requested by each party), during normal business hours, to the other party’s representatives and to any books, records, files, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business and the Purchased Assets (the “Books and Records”) in the possession or under the control of the other Party with respect to periods prior to the Closing that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing, auditing or other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party in connection with the transactions contemplated herein, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements arising from the transactions contemplated in this Agreement, or (iii) to comply with its obligations under this Agreement; provided, however, that no party shall be required under this provision to provide access to or disclose information if the parties are in a dispute with each other regarding matters related to such information request or where such access or disclosure would violate any Law, protective order or confidentiality agreement, or waive any attorney-client, attorney work product or other similar privilege, and each party may redact information regarding itself or its affiliates or otherwise not relating to the other party and its affiliates, to the extent such redaction is not related to the Business, and, in the event such provision of information could reasonably be expected to violate any Law, protective order or confidentiality agreement or waive any attorney-client, attorney work product or other similar privilege, the parties shall take commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence, to the extent practicable. Each Party shall retain the Books and Records relating to the Business in such party’s respective possession or control for the greater of (i) seven years following the Closing Date or (ii) such period of time as may be required by applicable Law. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any Books and Records not in accordance with its retention policy, provided that, prior to such destruction or disposal (i) such party shall provide no less than 30 days’ prior written notice to the other party of any such proposed destruction or disposal (which notice shall specify in detail which of the Books and Records is proposed to be so destroyed or disposed of), and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such party proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out-of-pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient).
Section 5.14    Employment and Benefit Matters.
(a)    Buyer shall in its sole discretion offer employment to certain Business Employees as of the Closing Date, each such offer to be pursuant to an offer letter on Parent’s standard form (and conditioned upon execution by such employee of Parent’s standard employment documentation) for an indeterminate period of time with Buyer, conditioned on the occurrence of the Closing; provided, that such offers of employment shall be with respect to base salary and cash bonus eligibility in such amounts as are determined by Buyer in its sole discretion based upon Buyer’s review of duties performed by each employee, and the start date for each such Business Employee shall be on the Closing Date (the “Offers”). Any such Business Employee who accepts Buyer’s offer of employment and commences employment with Buyer shall be referred to, individually, as a “Transferred Employee” and, collectively, as the

“Transferred Employees.” Buyer’s employment of each such Business Employee in accordance with this Section 5.14(a) shall begin as of the commencement of the applicable date of hire (the “Hire Date”), and the employment and other relationships of such Business Employee with Sellers and their Affiliates shall end immediately prior to such date. Sellers shall use their commercially reasonable best efforts to assist Buyer in employing as new employees of Buyer all such Transferred Employees. Buyer shall in no way be obligated to continue to employ any Transferred Employee for any specific period of time, except to the extent otherwise provided in any written agreement entered into by Buyer and/or any Subsidiary thereof and any Transferred Employee after the Closing.
(b)    Sellers shall be liable for, or for causing, the administration and payment of all workers’ compensation and health and welfare Liabilities and benefits (including Liabilities arising out of the termination of employment of any Business Employee) with respect to any Transferred Employees to the extent resulting from claims arising prior to the Hire Date. For purposes of the preceding sentence, claims shall be considered incurred on the date when medical/dental services are rendered or medical/dental supplies provided, and not when the condition arose or the course of treatment began. Sellers shall be liable for the administration and provision of benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) with respect to Business Employees and/or any former employees of Sellers or other qualified beneficiaries associated with any Business Employees or former employees of Sellers with respect to qualifying events that occur before the Hire Date or in connection with the transactions contemplated herein. Sellers further agree and acknowledge that in the event any Seller ceases to provide, or ceases to cause the provision of, any group health plan to any employee prior to the expiration of the COBRA continuation coverage period for all M&A qualified beneficiaries (as defined by Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated herein, then the Sellers shall provide Buyer written notice of such cessation at least 10 days in advance thereof and shall provide all information necessary for Buyer to offer COBRA continuation coverage to such M&A qualified beneficiaries in accordance with Treasury Regulation Section 54.4980B-9, Q&A-8(c); provided, that Buyer shall be obligated to offer such coverage only to the extent required by applicable law. The Sellers shall be responsible for 100% of the costs of any such COBRA benefits required to be paid by Buyer (including administrative costs) as a result of the preceding sentence. Buyer will be responsible for COBRA coverage for Transferred Employees (and each such employee’s qualified beneficiaries) whose qualifying event occurs on or after the applicable Hire Date, to the extent required by law.
(c)    Except as expressly set forth in this Section 5.14 with respect to Transferred Employees, Buyer shall have no obligation or Liability with respect to any Business Employee (including any beneficiary or dependent thereof) up to and including the Closing Date and Sellers shall remain responsible for any obligation or Liability, whether contractual or statutory, arising out of Sellers’ employment or termination of Business Employees. Nothing in this Agreement confers upon any Business Employee or Transferred Employee any rights or remedies of any nature or kind whatsoever under or by reason of this Section 5.14.
(d)    Pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320, (i) Buyer and Sellers shall report on a predecessor / successor basis as set forth therein, (ii) Sellers will not be relieved from filing, or causing the filing of, a Form W-2 with respect to any Transferred Employees, and (iii) Buyer will undertake to file, or cause to be filed, a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Transferred Employees are employed by Buyer that includes the Closing Date, excluding the portion of such year that such Transferred Employee was employed by Sellers.
(e)    This Section 5.14 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.14, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.14. Nothing contained herein, express or implied, shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 5.14 shall not create any right of any employee or any other Person to any continued employment with Sellers, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever..
Section 5.15    Name Change. Within 10 days after the Closing Date, Sellers shall, or shall cause their respective Subsidiaries, as applicable, to, file all documents, records, and notices with, and provide all required information to all applicable Governmental Bodies to effect a change in the name(s) of On-Site Manager, Inc., Relocation Services, Inc., On-Site Data, Inc. and On-Site Plant, Inc. (the “Name Change”) from “On-Site Manager, Inc.,” “Relocation Services, Inc.,” “On-Site Data, Inc.” and “On-Site Plant, Inc.” to names (i) not similar to “On-Site Manager, Inc.,” “Relocation Services, Inc.,” “On-Site Data, Inc.” and “On-Site Plant, Inc.,” and (ii) that creates no association with the Business or the business of the Business.
Section 5.16    Notification. Promptly after the Closing Date, Sellers will send a communication, the form and content of which will be subject to the review and approval of Buyer, which approval will not be unreasonably withheld, conditioned or delayed, to all existing customers of the Business notifying them of the consummation of the sale of the Purchased Assets and Assumed Liabilities to Buyer.
Section 5.17    Post-Closing Collection; Mail Handling. Each Seller Party agrees to hold any cash receipts or proceeds of Purchased Assets that come into its possession or control following the Closing Date in trust for the sole benefit of Buyer and will, as soon as administratively feasible, but in no event more than five Business Days following receipt, deliver such cash receipts or proceeds to Buyer. To the extent any Seller Party receives any payments or refunds or any other proceeds in respect of the Purchased Assets or any Assumed Contract or otherwise arising out of the Business, such Seller shall cause such amounts to be remitted promptly to Buyer. To the extent any Seller Party receives any mail, email, faxes or packages addressed to such Seller Party but relating to the Business, the Purchased Assets or the Assumed Liabilities, such Seller Party shall promptly deliver such materials to Buyer.
Section 5.18    Cloudfile. Each of the Seller Parties acknowledge that the Parent and its Subsidiaries are acquiring all right, title and interest in and to the “Cloudfile” name in connection with the Business or any products or services, along with any derivatives thereof, together with all goodwill associated therewith and all rights to sue for and receive damages or other relief in respect of any past infringement or other violation of any rights thereto.  Seller Parties acknowledge that, following the Closing, the Buyer Parties will own all right, title and interest in and to couldfile.com and cloudfile.net. Following the Closing, the Buyer Parties agree to grant to the Seller Parties, for no consideration, a limited license to use the Cloudfile domain names, on terms reasonably acceptable to the Buyer Parties, to the extent not used in connection with the Business or any business competitive with the Business.
Section 5.19    Bulk Sale Waiver. Buyer and Sellers hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) in connection with the transactions contemplated by this Agreement.
Section 5.20    Insurance. The Company may, at its election, purchase an insurance policy with respect to the matters set forth on Exhibit I hereto, in such amount and with such other terms as are acceptable to the Company.
ARTICLE VI
TAX MATTERS
Section 6.1    Apportionment. For the sole purpose of appropriately apportioning any Taxes relating to a Straddle Period, the portion of such Tax that is attributable to the part of such Straddle Period that ends on the Closing Date shall be (i) in the case of a Tax that is not transaction-based, the total amount of such Tax for the full Tax period that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days from the beginning of such Tax period up to and including the Closing Date and the denominator of which is the total number of days in such full Tax period, and (ii) in the case of transaction-based Taxes, the Tax that would be due with respect to such partial period based on an interim closing of the books as of the end of the Closing Date.
Section 6.2    Tax Returns.

(a)    Seller Responsibility. The Company, at its own cost and expense, will prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns (excluding Tax Returns with respect to Transfer Taxes, which shall be handled pursuant to Section 6.5) of (i) any Seller that are required to be filed for any Tax period, including all Tax Returns required to be filed with respect to the Business or the Purchased Assets for any Pre-Closing Tax Period and (ii) On-Site Labs and DepositIQ with respect to any Pre-Closing Tax Period (collectively, the Tax Returns described in (i) and (ii), the “Seller Prepared Tax Returns”). Such Tax Returns will be prepared in a manner consistent with the prior practice of the relevant Seller unless otherwise required by applicable Law. In the case of (x) Seller Prepared Tax Returns that are relevant to the calculation of the Buyer State Income Tax Liability (the “Seller State Income Tax Returns”) and (y) any Seller Prepared Tax Return with respect to On-Site Labs or DepositIQ (collectively, the Tax Returns referred to in (x) and (y), the “Reviewable Seller Tax Returns”), no later than thirty (30) days prior to filing, the Sellers Representative will deliver to Buyer a draft of such Reviewable Seller Tax Returns (along with a statement detailing the Sellers Representative’s calculation of the Buyer State Income Tax Liability, including the portion of such liability that is attributable to each applicable state or local jurisdiction, and the amount, if any, of any Tax reflected on such Reviewable Seller Tax Return for which the Sellers Representative claims the Buyer is liable under the definition of Pre-Closing Tax in Article I) for Buyer’s review and comment, and Sellers Representative shall consider in good faith any revisions to such Reviewable Seller Tax Returns as are reasonably requested by Buyer. In the event that Buyer and Sellers Representative have not resolved any dispute relating to (i) the calculation of the Buyer State Income Tax Liability (or the apportionment of the Buyer State Income Tax Liability among the applicable state and local jurisdictions) or (ii) the amount of any Tax reflected on such Reviewable Seller Tax Return for which the Buyer is liable under the definition of Pre-Closing Tax in Article I, in each case at least fifteen (15) days prior to the due date for filing the Seller State Income Tax Returns, any disputed issues relating to the calculation of the Buyer State Income Tax Liability or the amount of any Tax reflected on such Reviewable Seller Tax Return for which the Buyer is liable under the definition of Pre-Closing Tax in Article I shall be resolved by the Independent Accounting Firm (with the Buyer and the Company sharing equally the costs of the Independent Accounting Firm). The Company will be responsible for and shall timely pay (or cause to be timely paid) any Taxes reported on any Seller Prepared Tax Returns to the extent such Taxes are the responsibility of the Seller Parties under this Agreement; provided that, Buyer shall make a payment to the Company in an amount equal to the amount of any Taxes that Buyer is liable for under the definition of Pre-Closing Tax in Article I (plus, in the case of a Seller State Income Tax Return, the portion of the Buyer State Income Tax Liability) and that is reflected on a Seller Prepared Tax Return within five (5) days after the Sellers Representative has provided written evidence to the Buyer that such Seller Prepared Tax Return has been filed and that the Taxes reflected on such Seller Prepared Tax Return have been paid in full; provided, further, that notwithstanding anything else to the contrary in this Agreement, (1) no Seller Party other than the Company shall have any claim under this Agreement for any Losses with respect to the Buyer State Income Tax Liability and (2) in the case of the Company, any claim with respect to Buyer’s payment of Taxes for a Seller State Income Tax Return under this Section 6.2(a) shall be limited to the applicable portion of the Buyer State Income Tax Liability and the amount of Taxes that Buyer is liable for under the definition of Pre-Closing Tax in Article I and that have not been paid by Buyer to the Company under this Section 6.2(a); and provided, further, that no Buyer Party has assumed, and nothing in this Section 6.2, in Section 8.3 or otherwise in this Agreement shall be construed as an agreement by any Buyer Party to assume, any income, franchise or similar Tax liability of the Company or any other Seller Party. For the avoidance of doubt, if any adjustment is made to any Seller State Income Tax Return after it is initially filed (whether as a result of an audit or other Tax proceeding or otherwise), no additional amount shall be required to be paid between the parties with respect to the Buyer State Income Tax Liability as a result of such adjustment.
(b)    Buyer Responsibility. Buyer, at its own cost and expense, will prepare or cause to be prepared and timely file all Tax Returns of On-Site Labs and DepositIQ for any Straddle Period (“Buyer Prepared Tax Returns”). To the extent that a Buyer Prepared Tax Return relates solely to the business of On-Site Labs and/or DepositIQ (i.e., does not include Tax information related to the assets, operations or activities of the Buyer or any of its Affiliates other than On-Site Labs and DepositIQ) and reflects a liability for Taxes in excess of $50,000 (such Buyer Prepared Tax Return, a “Reviewable Buyer Tax Return”), such Reviewable Buyer Tax Returns will be prepared in a manner consistent with the prior practice of On-Site Labs and DepositIQ (except to the extent otherwise required by applicable Law). No later than twenty (20) days prior to filing, the Buyer will deliver to Sellers Representative such Reviewable Buyer Tax Return for Sellers Representative’s review and comment, and Buyer shall consider in good faith any revisions to such Reviewable Buyer Tax Returns as are reasonably requested by Sellers Representative. On-Site Labs and DepositIQ

will be responsible for paying any Taxes shown as due on such Tax Returns. The Seller Parties shall reimburse the Buyer for the Pre-Closing Tax Liabilities reflected on any Buyer Prepared Tax Return within five (5) days after Buyer has provided written evidence to the Sellers Representative that the Taxes reflected on such Buyer Prepared Tax Return have been paid.
Section 6.3    Tax Refunds. Any Tax refunds received by the Buyer (or its Affiliates) with respect to Pre-Closing Taxes that were actually paid or otherwise borne by the Seller Parties shall be for the account of the Company in an amount up to $2,000,000 and the Buyer shall pay over such amount to the Sellers Representative within ten (10) Business Days of receipt; provided, however, that the foregoing provision shall not apply to any portion of any refund that (i) arises as a result of the carryback of Tax items accruing or otherwise generated in a Tax period beginning after the Closing or by Buyer or any of its Affiliates or (ii) was taken into account as a current asset in the calculation of Net Working Capital. If requested by the Sellers Representative, Buyer shall reasonably cooperate with the Sellers Representative (at the Seller Parties’ expense) in filing any Tax Return necessary to claim such Tax refunds. Notwithstanding anything to the contrary, in the event that a Tax refund is subsequently determined by any Governmental Authority to be less than the amount paid by Buyer to the Sellers Representative, the Seller Parties shall promptly return any such disallowed amounts (plus any interest charged by the Governmental Authority in respect of such disallowed Tax refunds owed to the Governmental Authority) to Buyer. The Buyer shall promptly pay any such disallowed amounts and interest to the Governmental Authority and provide evidence of such payment to the Sellers Representative. The Buyer may set off any amount owed by the Buyer under this Section 6.3 against any amount owed to any Buyer Indemnified Party by any Seller Party under this Agreement.
Section 6.4    Maintenance of Tax Books and Records. The Seller Parties and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to Books and Records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any action, suit or proceeding, claim, arbitration, litigation or investigation relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it. Sellers shall preserve all Tax information, records, and documents relating to Taxes for periods beginning prior to the Closing Date until the expiration of any applicable statutes of limitation or extensions thereof and as otherwise required by Law. Sellers shall provide timely notice to Buyer in writing of any pending or threatened Tax audits, actions, claims, assessments or information request related to (i) the Purchase Price Allocation (ii) the Purchased Assets for periods beginning prior to the Closing Date, or (iii) Transfer Taxes, and in each case furnish the other with copies of all correspondence (or applicable portions thereof) received from any taxing authority in connection with any such Tax audit, action, claim, assessment or information request. For the avoidance of doubt, to the extent of any conflict between the provisions of this Section 6.4 and Section 5.13, the provisions of this Section 6.4 shall control.
Section 6.5    Transfer Taxes. All transfer, documentary, sales, use, stamp, recording, property, registration, and other similar transfer Taxes, and all conveyance fees, recording charges and other charges and fees (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes” ) shall be paid 50% by Buyer and 50% by the Sellers when due. All necessary Tax Returns and other documentation with respect to all Transfer Taxes shall be prepared and filed by the party required by law to file such Tax Returns, with the reasonable expenses of preparing and filing such Tax Returns shared equally by Buyer and the Sellers. Each party shall provide the other party with copies of all Tax Returns and other documentation for Transfer Taxes and evidence that such Transfer Taxes have been paid. The parties hereto shall cooperate in connection with the filing of any such Tax Returns for Transfer Taxes including joining in the execution of such Tax Returns. To the extent permitted by Law, Buyer and Sellers shall reasonably cooperate with each other in minimizing such Transfer Taxes, including without limitation, through the electronic transfer of software and other assets where reasonably possible to obtain an exemption from such Transfer Taxes.
Section 6.6    Tax Contests. Buyer shall have the right but not the obligation to control the defense of any Third-Party Claim with respect to Taxes of On-Site Labs or DepositIQ, and all reasonable fees and expenses of the Buyer’s counsel shall be borne by the Seller Parties. The Sellers Representative shall have the right to employ counsel separate from counsel employed by Buyer in any such action and to participate in (but not control) the defense of such action at its sole expense. If the Buyer assumes the defense of any such Third-Party Claim, the Buyer will select counsel to conduct the defense of such claim or proceeding, will take all steps necessary in the defense or settlement thereof and will at all times diligently and promptly pursue the resolution thereof. If the Buyer assumed the defense of any claim or proceeding in accordance with this Section 6.6, the Buyer will be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or proceeding, with the prior written consent of the Sellers Representative (which shall not be unreasonably withheld). To the extent of any conflict between the provisions of this Section 6.6 and the provisions of Section 8.4(b), the provisions of this Section 6.6 shall govern.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    General Conditions. The respective obligations of the Buyer Parties, on the one hand, and the Seller Parties, on the other hand, to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by a party hereto in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):
(a)    No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
(b)    HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.
Section 7.2    Conditions to Obligations of the Sellers. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Sellers Representative in his or her sole discretion:
(a)    Representations, Warranties and Covenants. The representations and warranties of the Buyer Parties contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date. The Buyer Parties shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing.
(b)    Buyer Certificate. The Sellers Representative shall have received from the Buyer a certificate dated as of the Closing Date certifying the fulfillment of the conditions specified in Sections 7.2(a), signed by a duly authorized officer of the Buyer.
Section 7.3    Conditions to Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:
(a)    Representations, Warranties and Covenants.

(i)    The representations and warranties of each Seller Party contained in Section 3.1 relating to organization and existence, Section 3.2 relating to authority, Section 3.4 relating to the Shares, Section 3.5 relating to capitalization, Section 3.6 relating to third-party ownership interests, Section 3.13 relating to title, sufficiency and condition of Purchased Assets and Section 3.23 relating to brokers (Sections 3.1, 3.2, 3.4, 3.5, 3.6, 3.13 and 3.23 collectively referred to herein as the “Fundamental Representations”) shall be true and correct in all respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, in each case other than de minimis exceptions;
(ii)    The other representations and warranties of each Seller Party contained in this Agreement, any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) both when made and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, as of such specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect;
(iii)    each Seller Party shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by such Person prior to or at the Closing; and
(iv)    the Buyer shall have received from the Sellers Representative a certificate to the effect set forth in the foregoing clauses (i), (ii) and (iii), signed by the Sellers Representative.
(b)    Consents and Approvals. The third-party consents listed on Schedule 2.2(b)(viii) shall have been received and shall be satisfactory in form and substance to the Buyer.
(c)    Employment Agreements, Employment Arrangements and Consulting Agreement. The Buyer shall have received (i) duly executed Employment Arrangements, signed by each Transferred Employee, (ii) duly executed Employment Agreements, signed by each of Monty Jones and Scott Jones, and (iii) the Consulting Agreement, duly executed by Jonathan Harrington.
(d)    Significant Owner Agreements. The Buyer shall have received duly executed Significant Owner Agreements, in the forms attached hereto as Exhibit E-1 and Exhibit E-2, as applicable, from each of the Sellers and the Seller Owners.
(e)    Transfer Documents. The Buyer shall have received from each Seller countersigned copies of the Transfer Documents in the forms attached hereto as Exhibit C-1 through C-4.
(f)    Independent Contractor Agreements. The Buyer shall have received duly executed copies of each Independent Contractor Agreement.
(g)    Lease Agreement. Prior to the Closing, Buyer shall have received the Lease Agreement, in the form attached hereto as Exhibit D, duly executed by On-Site Plant, as Landlord.
(h)    Officer’s Certificate. The Buyer Parties shall have received a copy of all resolutions or consents from the board of directors or manager(s), as applicable, of each Seller Party (except with respect to any Seller Party that is a natural person) authorizing, and consent of those Persons holding at least the minimum number of equity interests necessary to authorize, in each case, the execution, delivery and performance of this Agreement and the Ancillary Agreements by each such Seller Party, and the consummation of the transactions contemplated herein and therein, accompanied by the certification by an authorized officer or manager, as applicable, of each such Seller Party

(i) to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded and (ii) of the incumbency and signature of the Persons executing this Agreement and any Ancillary Agreements on behalf of such Seller Party.
(i)    Audited Financial Statements. Prior to the Closing, the Buyer shall have received the 2016 Audited Financial Statement, the June 2017 Audited Financial Statements and the June 2017 Audited Schedule of Revenues, as contemplated by Section 5.10(b).
(j)    Termination of Certain Intercompany Agreements. Each of the agreements set forth on Schedule 7.3(j) shall have been terminated, and the Buyer shall have received evidence of such terminations reasonably satisfactory to Buyer.
(k)    No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Sellers.
(l)    Available Cash and Restricted Cash. Immediately prior to Closing, the Sellers will deliver to Buyer Parties a reconciliation and proof of Available Cash and Restricted Cash as of the Closing Date.
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Survival.
(a)    The representations and warranties of the Seller Parties and the Buyer Parties contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall survive the Closing until the 12-month anniversary of the Closing Date; provided, however, that:
(i)    the Fundamental Representations and any representation in the case of fraud or intentional misrepresentation shall survive until the 10‑year anniversary of the Closing Date;
(ii)    the representations and warranties set forth in Section 3.16 relating to Taxes shall survive until the close of business on the 60th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof); and
(iii)    the representations and warranties set forth in Section 3.15 relating to Intellectual Property and Section 3.21 relating to privacy and security shall survive until the 18 month anniversary of the Closing Date.
(b)    The respective covenants and agreements of the Seller Parties and the Buyer Parties contained in this Agreement shall survive the Closing until the expiration of the statute of limitations following the date all performance thereunder was due to be performed.
(c)    The parties specifically and unambiguously intend that the survival periods set forth in this Section 8.1 for the representations and warranties contained herein shall replace any statute of limitations for such representations or warranties that would otherwise be applicable (including, without limitation, the statute of limitations prescribed by the law of the State of California) and the parties acknowledge that the survival periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the survival periods to be enforced as agreed to by the parties.

(d)    None of the Seller Parties or the Buyer Parties shall have any liability with respect to any representations, warranties, covenants or agreements unless written notice of an actual or threatened claim, or of discovery of any facts or circumstances that the Seller Parties or the Buyer Parties, as the case may be, reasonably believes may result in a claim, hereunder is given to the other party prior to the expiration of the applicable survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.
Section 8.2    Indemnification by the Seller Parties. The Seller Parties shall save, defend, indemnify and hold harmless the Buyer Parties and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Buyer Indemnified Parties”), from and against, and shall compensate and reimburse each of the foregoing for, any and all losses, damages, liabilities, deficiencies, interest, awards, judgments, penalties, costs and expenses, including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing (hereinafter collectively, “Losses”), incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:
(a)    any breach of any representation or warranty made by any Seller Party contained in this Agreement or any Transfer Documents or any Significant Owner Agreement;
(b)    any breach of any covenant or agreement by any Seller Party contained in this Agreement or any Transfer Document or the Lease Agreement (other than, in the case of the Lease Agreement, if such breach occurs following, and as a result of, the Buyer Parties’ failure to pay the lease amounts when due under the Lease Agreement);
(c)    any breach of any covenant or agreement by any Seller Party contained in any Significant Owner Agreement;
(d)    any Transaction Expenses or Indebtedness of the Seller Parties that are not paid or satisfied as of the Closing Date;
(e)    any Excluded Liability;
(f)    any Pre-Closing Taxes;
(g)    all Litigation Obligations;
(h)    the Capture the Market Agreement, to the extent not accrued or reserved against in April 2017 Balance Sheet; and
(i)    the failure of any Seller Releasing Party to comply with any provision of Section 5.5 or the assertion or maintenance of any Claim by any Seller Releasing Party against any Released Person from and after the date hereof.
The obligations of the Seller Parties under this Article VIII shall be joint and several.
Section 8.3    Indemnification by the Buyer Parties. The Buyer Parties shall, jointly and severally, save, defend, indemnify and hold harmless the Seller Parties and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against, and shall compensate and reimburse each of the foregoing for, any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)    any breach of any representation or warranty made by any Buyer Party contained in this Agreement or any Ancillary Agreement;
(b)    any breach of any covenant or agreement by any Buyer Party contained in this Agreement or any Ancillary Agreement;
(c)    the ownership, control or operation of the Purchased Assets or the Business from and after the Closing; and
(d)    any Assumed Liability.
Section 8.4    Procedures.
(a)    A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third-Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third-Party Claim, and shall promptly provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure. In furtherance and not in limitation of the foregoing or anything herein contained to the contrary, any Claim Notices delivered shall specify, with reasonable detail and particularity, the nature of the Claim, the section or sections of the Agreement to which the Claim relates, and the amount of such Losses (if known) or a good faith, reasonable estimate of such Losses (to the extent ascertainable at such time) (the “Claimed Losses” ) and the basis upon which such calculation or estimate has been determined (together with reasonable supporting documentation therefor).
(b)    Except with respect to any Special Claim, the Indemnifying Party shall have the right (by notifying the Indemnified Party in writing of its intent within 20 days after receipt of the Third-Party Claim Notice) but not the obligation to control the defense of any Third-Party Claim, and all reasonable fees and expenses of the Indemnifying Party’s counsel shall be borne by the Indemnifying Parties. If the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in (but not control) the defense of such action at its sole expense. If the Indemnifying Party assumes the defense of any such Third-Party Claim, the Indemnifying Party will select counsel to conduct the defense of such claim or proceeding, will take all steps necessary in the defense or settlement thereof and will at all times diligently and promptly pursue the resolution thereof. If the Third-Party Claim is a Special Claim, or if the Indemnifying Party does not assume the defense of such Third-Party Claim or proceeding resulting therefrom in accordance with the terms of this Section 8.4, the Indemnified Party may defend against such claim or proceeding, and shall be reimbursed by the Indemnifying Party for such reasonable costs and expenses, in the manner the Indemnified Party may deem appropriate, including settling such claim or proceeding on such terms as the Indemnified Party may deem appropriate, with the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed). All parties to this Agreement shall cooperate in the defense or prosecution of such Third Party Claim and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection with such Third-Party Claim; provided, that no party shall be required to grant access or furnish information to the extent that such information is subject to an attorney/client or attorney work product privilege; and provided further, that a party and/or its counsel shall use their commercially reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney/client or attorney work product privilege. Each party shall act in good faith and in a commercially reasonable manner in addressing any adverse consequences that may result in the basis for an indemnifiable claim. If the Indemnifying Party assumed the defense of any claim or proceeding in accordance with this Section 8.4, the Indemnifying Party will be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or proceeding, with the prior written consent of each relevant Indemnified Party (which shall not be unreasonably withheld); provided, however, that the Indemnifying Party will pay or cause to be paid all amounts arising out of such settlement or judgment concurrent with the effectiveness thereof; provided further, that the Indemnifying Party is not authorized to encumber any of the assets of any Indemnified Party or to agree to any restriction that would apply to any Indemnified Party or to its conduct of business; and provided further, that a condition to any such settlement is a complete release of each relevant Indemnified Party and its Affiliates, directors, officers, employees and agents with respect to the claim made.
(c)    An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third‑Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII. If the Indemnifying Party does not notify the Indemnified Party within 20 days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability (in whole or in part) to the Indemnified Party hereunder, which may consist of, for the avoidance of doubt, an objection based on the inability to determine (i) the propriety of indemnification of any or all claims contained in the Claim Notice, (ii) the accuracy of any statement of fact or Losses set forth in the Claim Notice and/or (iii) to the extent the Claim Notice seeks indemnification under Section 8.2(a) or Section 8.3(a), the fact that the facts alleged in the Claim Notice do not constitute a breach of a representation or warranty for which indemnification is available pursuant to Section 8.2(a) or Section 8.3(a), as applicable (any such notice, an “Objection Notice”), such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand. If the Indemnifying Party timely disputes (in whole or in part) its liability to the Indemnified Party hereunder in accordance with the terms hereof, the Indemnifying Party and the Indemnified Party will, for a period of 30 days following delivery of the Objection Notice, negotiate in good faith to resolve the items disputed in the Objection Notice. During such 30-day period each of such parties shall promptly provide the other with such information regarding the Direct Claim as such other party may reasonably request. If the Indemnified Party and the Indemnifying Party are unable to fully resolve the items disputed in the Objection Notice during such 30-day period, the Indemnified Party and the Indemnifying Party will be entitled to initiate such proceedings and seek such remedies as may be permitted under the terms of this Agreement.
(d)    Subject to Section 8.5, the indemnification required hereunder shall be made by prompt payment by the Indemnifying Party of the amount of actual Losses in connection therewith, promptly following agreement between the Indemnifying Party and the Indemnified Party of the amount of Losses incurred or if no such agreement, upon receipt of a final, non-appealable court order determining the amount of such Losses.
(e)    The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.
(f)    Notwithstanding the foregoing, following the Closing, the Buyer shall not initiate any discussions, proceedings, audits, examinations or any other contacts relating to sales and use Taxes of the Company with any Governmental Authority for a Pre-Closing Tax Period, without the consent of Sellers Representative (not to be unreasonably withheld, delayed or conditioned). Sellers Representative shall have the right to determine which Governmental Authority to initiate discussions with regarding resolution, including voluntary disclosure agreements, of outstanding sales and use Tax liability of Seller for a Pre-Closing Tax Period. The rights of the parties to control and participate in the process and defense of any such sales and use Tax matters (including with respect to settlement) shall be governed in the same manner as Third Party Claims under Section 8.4(b). For the avoidance of doubt, and notwithstanding anything else to the contrary in this Agreement, (i) Buyer shall have the right to initiate any discussions, proceedings, audits, examinations, voluntary disclosure agreements, or any other contacts relating to sales and use Taxes of On-Site Labs and DepositIQ with any Governmental Authority for any Pre-Closing Tax Period or Straddle

Period, without the consent of Sellers Representative, (ii) the Sellers Representative shall have the right to participate (at its own expense) in the process and defense of any such sales and use Tax matters and Buyer shall not consent to settlement of any such matter without the consent of the Sellers Representative (which shall not be unreasonably withheld), and (iii) nothing in this Agreement shall be construed to limit Buyer’s ability after the Closing to file Tax Returns with any Governmental Authority with respect to any sales or use Taxes of On-Site Labs, Deposit IQ, or Buyer (or any of its Affiliates) for any Tax period that is a Straddle Period or that begins after the Closing Date. No action by Buyer or any of its Affiliates that is authorized in this Section 8.4(f) shall result in any limitation on any Seller Party’s obligation to indemnify any Buyer Indemnified Party with respect to Losses for any Sales Tax Claim pursuant to this Agreement.
(g)    To the extent any provision of this Section 8.4 is in conflict with or inconsistent with the provisions of Article VI, Article VI shall govern.
Section 8.5    Holdback.
(a)    At the Closing, Buyer shall retain an amount equal to the Holdback Amount, which will constitute partial security for the satisfaction of the Seller Parties’ indemnity and other obligations under this Agreement. Buyer shall retain and shall have the right to subtract from the Holdback Amount (x) the amount, if any, to which Buyer is determined to be entitled pursuant to Section 2.4(f) and (y) any and all Losses for which any Buyer Indemnified Party is entitled to indemnification under this Article VIII. To the extent any portion of the Holdback Amount is available to satisfy indemnification claims under this Article VIII, the Buyer shall use the Holdback Amount to satisfy such claims prior to pursuing amounts directly from the Seller Parties. Buyer shall pay the balance of the Holdback Amount to the Company (for the benefit of the Sellers) on two release dates (each a “Release Date”) as follows:
(i)    On the 12-month anniversary of the Closing Date (the “12-Month Anniversary”), Buyer shall pay to the Company (for the benefit of the Sellers) an aggregate amount equal to (A) $20,000,000, minus (B) the amount, if any, subtracted by Buyer from the Holdback Amount pursuant to Section 2.4(f), minus (C) the amount of all Losses that have been subtracted by Buyer from the Holdback Amount pursuant to Article VIII as of such date (subject to the provisions of Section 8.4), minus (D) any amounts described in Section 8.5(a)(iii) below.
(ii)    On the 36-month anniversary of the Closing Date (the “36-Month Anniversary”), Buyer shall pay to the Company (for the benefit of the Sellers) an aggregate amount equal to (A) the remaining balance, if any, of the Holdback Amount, minus (B) the amount of all Losses that have been subtracted by Buyer from the Holdback Amount pursuant to Article VIII as of such date (subject to the provisions of Section 8.4) to the extent such Losses (i) were not taken into account when calculating the distribution of Holdback Amount pursuant to Section 8.5(a)(i) or (ii) were taken into account when calculating the distribution of Holdback Amount pursuant to Section 8.5(a)(i) and would have caused such distribution to be less than zero, minus (C) any amounts described in Section 8.5(a)(iii) below.
(iii)    To the extent that as of the 12-Month Anniversary or the 36-Month Anniversary (1) there are claims properly and timely made by the Buyer Indemnified Parties for indemnification against the Seller Parties pursuant to Article VIII pending, (2) any Seller Party’s obligations under this Agreement has been breached or has not been performed, or (3) Buyer has determined (based on the operations of the Business prior to Closing, the Tax Returns filed with respect to Pre-Closing Tax Periods and Straddle Periods (as well as any other information provided by the Seller or otherwise available to the Buyer)) (x) that sales and use Taxes that were required to have been paid by the Company, On-Site Labs, or DepositIQ (or otherwise in connection with the Business) in respect of any Pre-Closing Tax Period or, solely with respect to the Company, a Straddle Period and (y) that such sales and use Taxes have not been paid in full, Buyer shall retain from the payment of the Holdback Amount only that portion that constitutes the Claimed Losses (as any such estimated Claimed Losses may be reasonably updated by the Buyer as of any Release Date; provided, in the event of such an update, Buyer shall provide to the Sellers Representative reasonable supporting documentation in the Buyer Parties’ possession or reasonably available to the Buyer Parties) and (in the case of any unpaid sales or use Taxes described in (3) above)

the estimated amount of future Claimed Losses that would arise if such Taxes were imposed on the Buyer immediately prior to the expiration of the applicable statute of limitations, and shall release to the Company (for the benefit of the Sellers) the balance of the applicable Holdback Amount, to cover potential costs, expenses or damages to be incurred by the Buyer Indemnified Parties, as determined by Buyer in the reasonable exercise of its discretion, until such time as such claims have been dismissed, adjudicated or settled, or such breaches have been cured or compensated, or (in the case of any unpaid sales or use Taxes described in (3) above) the applicable statute of limitations with respect to such unpaid sales or use Taxes has expired, as applicable.
Section 8.6    Limits on Indemnification.
(a)    Subject to Section 8.6(f), the Seller Parties shall not be liable for any claim for indemnification pursuant to Section 8.2(a) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Seller Parties equals or exceeds $1,500,000 (the “Deductible”), in which case the Seller Parties shall be liable for the amount of such Losses in excess of the Deductible, subject to the limitations set forth in this Section.
(b)    Subject to Section 8.6(f), the maximum aggregate amount of indemnifiable Losses which may be recovered from the Seller Parties arising out of or relating to the causes set forth in Section 8.2(a) shall be an amount equal to the Holdback Amount (the “Cap”), which shall constitute the sole and exclusive remedy with respect to any such Losses except for (i) the rights of the parties hereto pursuant to Section 10.11 and (ii) claims grounded in fraud.
(c)    Other than claims grounded in fraud or intentional misrepresentation, the amount in respect of which any Seller Owner shall be liable for indemnification under Section 8.2 (other than Section 8.2(c)) shall not exceed the gross proceeds attributable (based on the portion of the Purchase Price allocable to such Seller Owner as a result of such Seller Owner’s ownership of the Company) to such Seller Owner and its Affiliates.
(d)    Other than claims grounded in fraud o intentional misrepresentation, the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller Owners arising out of or relating to the causes set forth in Section 8.2(c) as a result of a breach by a Specified Seller Owner shall be an amount equal to $50,000,000; provided, however, that this Section 8.6(b) shall not operate to limit the indemnifiable Losses which may be recovered from any Specified Seller Owner as a result of a breach of its own Significant Owner Agreement.
(e)    The Seller Parties shall not be obligated to indemnify the Buyer Indemnified Parties or any other Person with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was taken into account in calculating the Net Adjustment Amount or if such Loss was taken into account in calculating the Revenue True-Up Amount.
(f)    Notwithstanding anything to the contrary contained in this Agreement, the Deductible and the Cap shall not apply to Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation, any representation or warranty set forth in Section 3.16 relating to Taxes, or to any representation or warranty in the event of fraud or intentional misrepresentation. In addition, the Deductible shall not apply to Losses arising out of or relating to the inaccuracy or breach of the representation and warranty set forth in Section 3.7(e).
(g)    No party hereto shall have any liability to any other party under this Agreement or the Ancillary Agreements or with respect to the transactions contemplated hereby or thereby for any consequential damages or punitive damages (other than (i) natural, probable and reasonably foreseeable consequential damages or (ii) consequential or punitive damages payable to a third party pursuant to a Third-Party Claim).
(h)    For purposes of calculating the amount of any Loss arising from a breach of any representation or warranty subject to indemnification under Section 8.2(a), all “material,” “materially,” “in all material respects,” “Material Adverse Effect,” and other like qualifications shall be disregarded. For purposes of determining whether there has been a breach of any such representation or warranty, all “material,” “materially,” “in all material respects,” “Material Adverse Effect,” and other like qualifications shall be respected.
(i)    The parties agree to treat any amounts payable pursuant to this Article VIII as an adjustment to the purchase price for all Tax purposes to the extent permitted by Law.
(j)    Each Indemnified Party shall use its commercially reasonable efforts to seek recovery under any insurance policy that would reasonably be expected to be available to reimburse any Losses. The amount of any indemnifiable Losses shall be net of any amounts actually received by the Indemnified Party under insurance policies, indemnities, reimbursement arrangements, or contracts (including with respect to any breaches thereof) pursuant to which or under which such Person or such Person’s Affiliates is a party or has rights with respect to such Losses. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to this Agreement and subsequently recovers all or a part of such Losses from a third party under any insurance policy, indemnity, reimbursement arrangement, or contract, such payment from the third party shall be distributed: (i) first, to the Indemnified Party in the amount of any deductible or similar amount required to be paid by the Indemnified Party in connection with such insurance policy, indemnity, reimbursement arrangement or contract, plus reasonable attorney’s fees and other expenses incurred in connection with such recovery, (ii) second, to the Indemnifying Party the amount paid to the Indemnified Party by the Indemnifying Party in respect of such Losses, and (iii) the balance, if any, to the Indemnified Party. No payment shall be due under this Section to the Indemnifying Party to the extent that the Losses with respect to which the payment was received from the third party were determined net of insurance or other recoveries pursuant to this Section.
(k)    Exclusive Remedy. The parties hereto acknowledge and agree that, following the Closing, the indemnification provisions of Article VIII shall be the sole and exclusive remedies of the parties hereto with respect to or in connection with this Agreement or the transactions contemplated hereby, including any breach of any representation or warranty in this Agreement or otherwise by any party, or any failure by any party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement, regardless of the applicable Law or legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract, tort or equity, except (i) the rights of the parties hereto pursuant to Section 10.11, (ii) claims grounded in fraud, and (iii) claims based on the purchase price adjustment provisions included in Article II. Notwithstanding anything contained in this Agreement to the contrary, the Indemnifying shall not be liable for any Losses to an Indemnified Party, including by means of indemnification pursuant to Section 8.2 or Section 8.3, to the extent such liability or obligation is directly attributable to any willful misconduct of any Indemnified Party. The provisions of this Section 8.6, together with the provisions of Section 8.1, were specifically bargained-for between Buyer and the Sellers and were taken into account by the Sellers in arriving at the Purchase Price and agreeing to enter into the transactions contemplated by this Agreement. The Sellers have specifically relied upon the provisions of Section 8.1 and Section 8.6, in agreeing to the Purchase Price and in agreeing to provide the specific representations, warranties, covenants and indemnities set forth herein.
(l)    No Duplication. This Agreement shall not permit duplicative indemnification in respect of the same Losses or any component thereof if more than one provision of this Agreement gives rise to an indemnification obligation with respect to the same Losses.
ARTICLE IX
TERMINATION
Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of Parent (on behalf of the Buyer Parties), on the one hand, and the Sellers Representative (on behalf of the Seller Parties), on the other;

(b)    (i) by the Sellers Representative (on behalf of the Seller Parties), if the Seller Parties are not then in material breach of their obligations under this Agreement and any Buyer Party breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 15 days following delivery to the Buyer Parties of written notice of such breach or failure to perform and (C) has not been waived by the Sellers Representative on behalf of the Seller Parties or (ii) by Parent (on behalf of the Buyer Parties), if each Buyer Party is not then in material breach of its obligations under this Agreement and any Seller Party breaches or fails to perform in any respect any of such Person’s representations, warranties or covenants contained in this Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.3, (y) cannot be or has not been cured within 15 days following delivery to the Sellers Representative of written notice of such breach or failure to perform and (z) has not been waived by the Buyer Parties;
(c)    (i) by the Sellers Representative (on behalf of the Seller Parties), if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of being fulfilled prior to, or the Closing shall not have occurred by, the date that is 60 days after the date of this Agreement (the “Outside Date”) or (ii) by Parent (on behalf of the Buyer Parties), if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of being fulfilled prior to, or the Closing shall not have occurred by, the Outside Date; provided, that if the condition set forth in Section 7.1(b) has not been satisfied on or before the Outside Date, the Outside Date shall be automatically extended until the earlier to occur of (A) the date that is 180 days after the Outside Date and (B) five Business Days following the lapse of the waiting period required by the HSR Act, as may be extended pursuant to a request for additional information or documentary material as described in 16 CFR 803.20; and provided further, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the primary cause of the failure of such condition to be satisfied on or prior to such date;
(d)    by either the Sellers Representative (on behalf of the Seller Parties), on the one hand, or Parent (on behalf of the Buyer Parties), on the other hand, in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 5.7, to have such order, decree, ruling or other action vacated;
(e)    by Parent (on behalf of the Buyer Parties), if between the date hereof and the Closing, a Material Adverse Effect has occurred with respect to the Company and its Subsidiaries; or
(f)    by Parent (on behalf of the Buyer Parties), for any reason, at any time prior to 5:00 p.m. Pacific time on August 2, 2017, upon delivery of written notice (which, notwithstanding anything to the contrary herein, shall be by e-mail transmission to jake@on-site.com) to the Sellers Representative, stating the Buyer Parties’ unequivocal decision to terminate this Agreement.
The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.
Section 9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Sections 3.23 and 4.5 relating to brokers, Section 5.6 relating to confidentiality, Section 5.9 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.4 relating to notices, Section 10.7 relating to third-party beneficiaries, Section 10.8 relating to governing law, Section 10.9 relating to submission to jurisdiction and this Section 9.2 and (b) that nothing herein shall relieve any party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

ARTICLE X
GENERAL PROVISIONS
Section 10.1    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne by the Sellers and paid as provided in this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.
Section 10.2    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of Parent and the Sellers Representative.
Section 10.3    Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Subject to Section 8.6(j), the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
Section 10.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e‑mail, upon written confirmation of receipt by facsimile, e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)    if to the Sellers Representative, on behalf of the Seller Parties, to:
Jonathan Harrington
Facsimile: 646-619-4733
E-mail: jake@on-site.com
with a copy (which shall not constitute notice) to:

Procopio, Cory, Hargreaves & Savitch LLP
1117 California Ave., Suite 200
Palo Alto, CA 94304
Attention: Roger C. Rappoport and Dennis J. Doucette
Facsimile: (619) 744-5456
E-mail: roger.rappoport@procopio.com
dennis.doucette@procopio.com
(ii)    if to the Buyer Parties, to:

RealPage, Inc.
2201 Lakeside Boulevard
Richardson, TX 75082
Attention: Chief Executive Officer

Facsimile: (972) 820-3052
Email: steve.winn@realpage.com

with copies (which shall not constitute notice) to:

RealPage, Inc.
2201 Lakeside Boulevard
Richardson, TX 75082
Attention: Chief Legal Officer
Facsimile: (972) 820-3052
Email: david.monk@realpage.com

and

Baker Botts L.L.P.
2001 Ross Avenue, Suite 700
Dallas, TX 75201
Attention: Don McDermett and Courtney York
Email: don.mcdermett@bakerbotts.com;
courtney.york@bakerbotts.com

Section 10.5    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.
Section 10.6    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Company exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the sale and purchase of the Company shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this

Agreement); and the parties hereto hereby agree that no party hereto shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.
Section 10.7    No Third-Party Beneficiaries. Except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
Section 10.8    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 10.9    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, the parties agree that disputes with respect to the matters referenced in Section 2.4 shall be resolved by the Independent Accounting Firm as provided therein.
Section 10.10    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, the Buyer may assign its rights, interests and obligations under this Agreement to any Affiliate of the Buyer without the prior consent of the Sellers Representative; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 10.11    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.12    Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
Section 10.13    Severability. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
Section 10.14    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.15    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
Section 10.16    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
Section 10.17    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 10.18    No Presumption Against Drafting Party. Each Buyer Party and each Seller Party acknowledges that each party to this Agreement has been represented by legal counsel (or has had the opportunity to be represented by legal counsel, and decided not to engage legal counsel) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 10.19    Attorney-Client Matters.
(a)    Each Seller Party acknowledges and agrees that Procopio has represented only the Sellers in connection with the transactions contemplated by this Agreement and that Procopio has not represented the interests of any Seller Owner.
(b)    Parent, on its own behalf and on behalf of the Buyer Indemnified Parties, agrees that, following the Closing, Procopio may serve as counsel to any of the Seller Parties, the Sellers Representative and/or their respective Affiliates, in connection with any and all matters, to the extent related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby, notwithstanding the representation by Procopio of the Sellers prior to the Closing Date. Parent (on behalf of itself and its Affiliates) hereby (i) waives any claim it has or may have that Procopio has a conflict of interest or is otherwise prohibited from engaging in any such representation and (ii) agrees that, in the event that a dispute arises after the Closing between any Buyer Party, or any indemnitee under this Agreement, or any Affiliate of Buyer, on the one hand, and any of the Seller Parties, the Sellers Representative or any of their Affiliates, on the other hand, Procopio may represent any of the Seller Parties, the Sellers Representative or any of their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to the Buyer Parties or Buyer’s Affiliates.
(c)    Parent (on behalf of itself and its Affiliates) also further agree that, as to all confidential communications among Procopio and the Seller Parties and the Sellers Representative, or such parties’ Affiliates and Representatives, that relate in any way to the transactions contemplated by this Agreement (including, without limitation, the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any pre-Closing dispute arising under this Agreement), the attorney-client privilege and the expectation of client confidence belongs to the Seller Parties and the Sellers Representative, as applicable, and may be controlled by the Seller Parties and the Sellers Representative, as applicable, and shall not pass to or be claimed by the Buyer Parties or their Affiliates; provided, however, that notwithstanding the foregoing, Procopio shall not disclose any such attorney-client communications to any third parties (other than representatives, accountants and advisors of the Seller Parties or Sellers Representative who agree to maintain the confidence of such attorney-client communications).
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.
Parent:
REALPAGE, INC.

By: /s/ Stephen T. Winn
Name: Stephen T. Winn
Title: Chief Executive Officer
Buyer:

RP NEWCO XXII LLC
By: RealPage, Inc., its sole member

By: /s/ Stephen T. Winn
Name: Stephen T. Winn
Title: Chief Executive Officer

Sellers Representative:
Jonathan Harrington, solely in his capacity as the Sellers Representative

By: /s/ Jonathan T. Harrington
Jonathan T. Harrington
Sellers:
ON-SITE MANAGER, INC.

By: /s/ Jonathan T. Harrington
Name: Jonathan T. Harrington
Title: Chief Executive Officer
RELOCATION SERVICES, INC.

By: /s/ Jonathan T. Harrington
Name: Jonathan T. Harrington
Title: Chief Executive Officer and President
ON-SITE DATA, INC.

By: /s/ Jonathan T. Harrington
Name: Jonathan T. Harrington
Title: Chief Executive Officer and President

On-Site Plant (solely for purposes of Sections 5.11 and 7.3(g) hereof):

ON-SITE PLANT LP

By: /s/ Thomas E. Harrington
Name: Thomas E. Harrington, President
Title: Harprop, Inc., Gen. Part.

Seller Owners:

/s/ Thomas E. Harrington
Thomas E. Harrington

/s/ Jonathan T. Harrington
Jonathan T. Harrington

HARRINGTON FAMILY TRUST FBO JONATHAN T. HARRINGTON

By: /s/ Jonathan T. Harrington
Name: Jonathan T. Harrington
Title: Trustee

HARRINGTON FAMILY TRUST FBO ROBIN C. QUILL

By: /s/ Jonathan T. Harrington
Name: Jonathan T. Harrington
Title: Trustee

HARRINGTON FAMILY TRUST FBO KATHERINE M. HARRINGTON

By: /s/ Jonathan T. Harrington
Name: Jonathan T. Harrington
Title: Trustee

/s/ Katherine M. Harrington
Katherine M. Harrington

/s/ Robin Quill
Robin Quill

/s/ Scott Jones
Scott Jones

/s/ Monte Jones
Monte Jones

/s/ Kathy Arsenault
Kathy Arsenault